Exhibit 4.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

August 25, 2021

by and among

NAVIOS MARITIME PARTNERS L.P.,

NAVIOS ACQUISITION MERGER SUB. INC.

and

NAVIOS MARITIME ACQUISITION CORP.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 25, 2021 (the “Execution Date”), is entered into by and among Navios Maritime Partners L.P., a Republic of the Marshall Islands limited partnership (“Parent”), Navios Acquisition Merger Sub. Inc., a Republic of the Marshall Islands corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Navios Maritime Acquisition Corp., a Republic of the Marshall Islands corporation (“NNA”).

WITNESSETH:

WHEREAS, Parent desires to purchase from NNA, and NNA desires to issue and sell to Parent, simultaneously, or substantially simultaneously, herewith, 44,117,647 newly issued shares of NNA Common Stock at a price of $3.40 per share in cash and $150,000,000 in the aggregate in a private transaction exempt from registration under Section 4(a)(2) of the Securities Act (the “NNA Equity Issuance”);

WHEREAS, simultaneously, or substantially simultaneously, herewith, NNA and/or certain of its Subsidiaries are entering into Loan Agreements with certain lenders (together, the “Loan Agreement”) pursuant to which NNA and its Subsidiaries are borrowing from such lenders up to $291,385,000, in the aggregate (the “NNA Debt Financing”);

WHEREAS, simultaneously, or substantially simultaneously, herewith, NNA is canceling all of the NNA Notes owned by NNA and is using net proceeds of the NNA Equity Issuance and the NNA Debt Financing to satisfy and discharge in full the NNA Notes Indenture;

WHEREAS, at a meeting duly called and held, the NNA Special Committee, by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby are in the best interests of NNA and the Holders of NNA Public Stock, (b) approved this Agreement and the Transactions, (c) resolved to recommend to the NNA Board the approval of this Agreement and the consummation of the Transactions (such recommendation, the “NNA Special Committee Recommendation”), and (d) resolved to recommend, and to direct the NNA Board to recommend, the approval of this Agreement and the Merger, by the Holders of shares of NNA Common Stock;

WHEREAS, at a meeting duly called and held, upon the receipt of the recommendation of the NNA Special Committee, the NNA Board, by unanimous vote, (a) determined that this Agreement and the Transactions are in the best interests of NNA and the Holders of NNA Public Stock, (b) approved this Agreement and the Transactions and (c) directed that this Agreement be submitted to a vote of the Holders of shares of NNA Common Stock at the NNA Stockholders Meeting and recommended the approval of this Agreement and the Merger by the Holders of shares of NNA Common Stock (such recommendation, the “NNA Board Recommendation”);

WHEREAS, at a meeting duly called and held, the Parent Conflicts Committee, by unanimous vote, (a) determined that this Agreement and the Transactions are in the best interests of Parent and the Holders of common units of Parent (“Parent Common Units”) (excluding the general partner of Parent and its Affiliates), and (b) granted a Special Approval (as defined in the Parent Partnership Agreement) of this Agreement and the Transactions;

WHEREAS, at a meeting duly called and held, the Board of Directors of Parent, by unanimous vote, (a) determined that this Agreement and the Transactions are in the best interests of Parent and the Holders of the Parent Common Units, and (b) approved and declared advisable this Agreement and the Transactions to which the Parent Parties are party, including issuance of Parent Common Units in connection with the Merger (the “Parent Equity Issuance”);

WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved this Agreement and approved the execution, delivery and performance of this Agreement and the Merger on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, for U.S. federal income Tax purposes, the parties intend that the Merger (either alone or together with Second Merger, if applicable) qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that Section 367(a) of the Code not cause Parent to be treated as other than a corporation with respect to any transfer of property thereto in connection with the Merger (other than, in certain circumstances, a transfer by a holder of NNA Common Stock that is a United States person and that holds 5% or more by vote or by value (within the meaning of Treasury Regulations Section 1.367(a)-3(b)(1)(i)) of Parent immediately following the Merger) (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1 Definitions. In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings respectively:

“Affiliate” has the meaning set forth in Rule 405 of the rules and regulations under the Securities Act, unless otherwise expressly stated herein; provided, however, that prior to the Closing (i) with respect to the Parent Group Entities, the term “Affiliate” shall exclude each of the NNA Group Entities, and (ii) with respect to the NNA Group Entities, the term “Affiliate” shall exclude each of the Parent Group Entities.

“Agreement” has the meaning set forth in the Preamble.

“Amended NNA Articles of Incorporation” means the Amended and Restated Articles of Incorporation of NNA, as amended, supplemented or restated from time to time.

“Book-Entry NNA Common Stock” has the meaning set forth in Section 2.2(c)(ii).

“Business Day” means any day on which commercial banks are generally open for business in New York, New York other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the Laws of the State of New York or the federal Laws of the United States of America.

“Certificate of Merger” has the meaning set forth in Section 2.2(b).

“Closing” has the meaning set forth in Section 2.2(a).

“Closing Date” has the meaning set forth in Section 2.2(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, variants or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“D&O Insurance” has the meaning set forth in Section 5.9(b).

“Effective Time” has the meaning set forth in Section 2.2(b).

“Equity Issuance Shares” has the meaning set forth in Section 2.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.3(a).

“Exchange Fund” has the meaning set forth in Section 2.3(a).

“Exchange Ratio” has the meaning set forth in Section 2.2(c)(i).

“Execution Date” has the meaning set forth in the Preamble.

“GAAP” has the meaning set forth in Section 1.2.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation or formation, bylaws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, operating agreement, unanimous equityholder agreement or declaration or other similar governing documents of such Person.

“Governmental Entity” means any federal, state, tribal, provincial, municipal, foreign or other government, governmental court, department, commission, board, bureau, regulatory or administrative agency or instrumentality.

“Holders” means, when used with reference to the Parent Common Units or the NNA Common Stock, the holders of such units of stock, as applicable, shown from time to time in the registers maintained by or on behalf of Parent or NNA, respectively.

“Indenture Co-Issuers” has the meaning set forth in the definition of “NNA Notes Indenture.”

“Intended Tax Treatment” has the meaning set forth in the Preamble.

“Latest NNA Quarter 6-K” has the meaning set forth in Section 3.6(a).

“Latest Parent Quarter 6-K” has the meaning set forth in Section 4.6(a).

“Laws” means all statutes, regulations, codes, tariffs, ordinances, decisions, administrative interpretations, writs, injunctions, stipulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body or self-regulatory authority (including the NYSE).

“Letter of Transmittal” has the meaning set forth in Section 2.3(b).

“Liens” means any mortgage, restriction (including restrictions on transfer), deed of trust, lien, security interest, preemptive right, option, right of first offer or refusal, lease or sublease, claim, pledge, conditional sales contract, charge, encroachment or encumbrance.

“Marshall Islands Business Corporations Act” means the Business Corporation Act of the Associations Law of The Republic of the Marshall Islands, as amended, supplemented or restated from time to time, and any successor to such statute.

“Merger” means the merger of Merger Sub with and into NNA, with NNA as the sole surviving entity.

“Merger Consideration” has the meaning set forth in Section 2.2(c)(i).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Tax Opinion” has the meaning set forth in Section 5.8.

“Newco” has the meaning set forth in Section 5.8(b).

“NNA” has the meaning set forth in the Preamble.

“NNA 20-F” has the meaning set forth in Section 3.6(a).

“NNA Adverse Recommendation Change” has the meaning set forth in Section 5.3(a).

“NNA Alternative Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of NNA and its Subsidiaries (including securities of Subsidiaries) equal to 20% or more of NNA’s consolidated assets or to which 20% or more of NNA’s revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 of the Exchange Act) of 20% or more of the outstanding equity securities of NNA, (iii) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of the outstanding equity securities of NNA or (iv) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction (whether in a single transaction or a series of related transactions) involving NNA which is structured to permit such Person or group to acquire beneficial ownership of 20% or more of the corporation’s consolidated assets or outstanding equity interests; in each case, other than the transactions contemplated by this Agreement.

“NNA Board” means the Board of Directors of NNA.

“NNA Board Recommendation” has the meaning set forth in the Preamble.

“NNA Certificate” has the meaning set forth in Section 2.2(c)(ii).

“NNA Changed Circumstance” means a material event, circumstance, effect, condition, change or development, in each case that arises or occurs after the date of this Agreement and was not, prior to the date of this Agreement, known to or reasonably foreseeable by the NNA Special Committee and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by (or to be refrained from being taken by) NNA pursuant to this Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an NNA Changed Circumstance: (i) any event, fact, development or occurrence that involves or relates to an NNA Alternative Proposal or any inquiry or communications or matters relating thereto, (ii) any change in the price, or change in trading volume, of the shares of NNA Common Stock, (iii) the fact that NNA meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period (provided, however, that the exception in this clause (iii) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an NNA Changed Circumstance has occurred), (iv) the NNA Equity Issuance, the NNA Debt Financing, the Working Capital Revolving Loan Facility, the NNA Notes Cancellation and Discharge or the NSH Loan Amendment, or (v) any change in the price, or change in trading volume, of the Parent Common Units.

“NNA Common Stock” means the Common Stock, par value $0.0001 per share, of NNA.

“NNA D&O Indemnified Parties” means (a) any Person (together with such Person’s heirs, executors and administrators) who is or was, or at any time prior to the Effective Time becomes, an officer or director of any NNA Group Entity and (b) any Person (together with such Person’s heirs, executors and administrators) who is or was serving, or at any time prior to the Effective Time serves, at the request of any NNA Group Entity as an officer, director, member, partner, agent, fiduciary or trustee of another Person; provided that a Person shall not be an NNA D&O Indemnified Party by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

“NNA Debt Financing” has the meaning set forth in the Preamble.

“NNA Equity Issuance” has the meaning set forth in the Preamble.

“NNA Expenses” means an amount in cash equal to the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by the NNA Group Entities in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $1,000,000.

“NNA Fairness Opinion” has the meaning set forth in Section 3.16.

“NNA Financial Statements” has the meaning set forth in Section 3.6(a).

“NNA Group Entities” means NNA and the NNA Subsidiaries.

“NNA Material Adverse Effect” means any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on or a material adverse change in (i) the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the NNA Group Entities, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been an NNA Material Adverse Effect: (a) changes, effects, events or occurrences affecting the markets or geographic locations in which the NNA Group Entities operate, (b) changes, effects, events or occurrences affecting the United States or global economic conditions or financial, credit, debit, securities or other capital markets in general, (c) any outbreak of, acts of or escalation of hostilities, terrorism, war or other similar national emergency, including any event, fact, condition or circumstance resulting from COVID-19 or the worsening thereof, (d) the announcement or pendency of this Agreement or the transactions contemplated hereby, (e) changes in any Laws applicable to NNA or any of the NNA Subsidiaries or in accounting regulations or principles or the interpretation thereof that materially affects this Agreement or the transactions contemplated hereby, (f) NNA taking any action required or contemplated by this Agreement, (g) any change in the market price or trading volume of the shares of NNA Common Stock (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of NNA Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, an NNA Material Adverse Effect) (h) changes, effects, events or occurrences generally affecting the prices of oil, natural gas, natural gas liquids and other similar commodities, or (i) any failure of NNA to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of NNA Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, an NNA Material Adverse Effect); provided that, in the case of clauses (a), (b), (c), (e) and (h) the adverse impact on the NNA Group Entities, taken as a whole, is not materially disproportionate to the adverse impact on similarly situated parties, or (ii) the ability of NNA to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

“NNA Material Contract” has the meaning set forth in Section 3.11(a).

“NNA Notes” means the 8.125% First Priority Ship Mortgage Notes due 2021 issued by Indenture Co-Issuers pursuant to the NNA Notes Indenture.

“NNA Notes Cancellation and Discharge” means (i) the delivery by NNA and its Subsidiaries of all of the NNA Notes held by the foregoing for cancellation as provided for in Section 2.11 of the NNA Notes Indenture and (ii) the satisfaction and discharge by the Indenture Co-Issuers of their obligations under the NNA Notes and the NNA Notes Indenture and the obligations of the Guarantors under the Note Guarantees (each as defined in the NNA Notes Indenture) and the NNA Notes Indenture pursuant to Article Eight of the NNA Notes Indenture and the termination and release of the Security Interests (as defined in the NNA Notes Indenture) pursuant to Section 11.11 of the NNA Notes Indenture by NNA irrevocably depositing with the trustee under the NNA Notes Indenture as trust funds in trust for the benefit of the holders of such NNA Notes an amount of cash sufficient to pay and discharge the entire indebtedness on the NNA Notes not delivered to the trustee for cancellation for principal, premium and accrued interest, if any, thereunder to the Redemption Date (as defined in the NNA Notes Indenture) in respect of a redemption of the outstanding NNA Notes and the Indenture Co-Issuers delivering, or causing to be delivered, to the trustee under the NNA Notes Indenture all necessary Officer’s Certificates and Opinion of Counsel (both as defined in the NNA Notes Indenture) to effect the foregoing.

“NNA Notes Indenture” means the Indenture, dated as of November 13, 2013, among NNA and Navios Acquisition Finance (US) Inc., a wholly owned Subsidiary of NNA (together, the “Indenture Co-Issuers”), each of the guarantors thereunder and the trustee and collateral trustee thereunder, as such indenture shall have been supplemented from time to time.

“NNA Proxy Statement” has the meaning set forth in Section 5.1(a).

“NNA Public Stock” means the outstanding shares of NNA Common Stock, other than the shares of NNA Common Stock held directly or indirectly by the Parent Group Entities (including the shares of NNA Common Stock issued to Parent in connection with the NNA Equity Issuance), by the NNA Group Entities or by NSH or any of its Affiliates (including the shares of NNA Common Stock issued to NSH in connection with the NSH Equity Issuance).

“NNA Recommendation Change Notice” has the meaning set forth in Section 5.3(d)(ii)(A).

“NNA Recommendation Change Notice Period” has the meaning set forth in Section 5.3(d)(ii)(B).

“NNA SEC Reports” has the meaning set forth in Section 3.5(a).

“NNA Special Committee” means the special committee consisting of independent directors of the NNA Board.

“NNA Special Committee Recommendation” has the meaning set forth in the Preamble.

“NNA Subsidiaries” means the entities that are partially or wholly owned, directly or indirectly, by NNA.

“NNA Superior Proposal” means a bona fide unsolicited written NNA Alternative Proposal (except that references to “20%” within the definition of “NNA Alternative Proposal” shall be replaced by “50%”), obtained after the date of this Agreement and not in breach of Section 5.3 (other than an immaterial breach), which is on terms and conditions which the NNA Special Committee determines in good faith to be (i) reasonably capable of being consummated in accordance with its terms, taking into account legal, regulatory, financial, financing and timing aspects of the proposal, and (ii) if consummated, more favorable to the Holders of shares of NNA Common Stock (in their capacity as Holders of shares of NNA Common Stock) from a financial point of view than the transactions contemplated hereby, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been committed to by Parent in writing.

“NNA Superior Proposal Notice” has the meaning set forth in Section 5.3(d)(i)(C).

“NNA Superior Proposal Notice Period” has the meaning set forth in Section 5.3(d)(i)(D).

“NNA Stockholders Approval” has the meaning set forth in Section 3.3(c).

“NNA Stockholders Meeting” has the meaning set forth in Section 5.1(c).

“Notice” has the meaning set forth in Section 8.1.

“NSH” means Navios Shipmanagement Holdings Corporation.

“NSH Equity Issuance” means the issuance of 8,823,529 shares of NNA Common Stock to NSH pursuant to the NSH Loan Amendment.

“NSH Loan Amendment” means the Amendment No. 1 to the Loan Agreement, dated March 19, 2021, between NNA and NSH being entered into simultaneously herewith.

“NYSE” means the New York Stock Exchange.

“Orders” has the meaning set forth in Section 3.7(a).

“Outside Date” has the meaning set forth in Section 7.2(a).

“Parent” has the meaning set forth in the Preamble.

“Parent 20-F” has the meaning set forth in Section 4.6(a).

“Parent Board” means the Board of Directors of Parent.

“Parent Common Units” has the meaning set forth in the Recitals.

“Parent Conflicts Committee” means the Conflicts Committee (as defined in the Parent Limited Partnership Agreement) of the Parent Board.

“Parent Equity Issuance” has the meaning set forth in the Recitals.

“Parent Expenses” means an amount in cash equal to the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by any Parent Group Entities or the general partner of Parent in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $1,000,000.

“Parent Financial Statements” has the meaning set forth in Section 4.6(a).

“Parent Group Entities” means the Parent and the Parent Subsidiaries (excluding the NNA Group Entities).

“Parent Common Units” has the meaning set forth in the Recitals.

“Parent Incentive Distribution Rights” means the “Incentive Distribution Rights,” as defined in the Parent Partnership Agreement.

“Parent Material Adverse Effect” means any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on or a material adverse change in (i) the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Parent Group Entities (including their ownership of shares of NNA Common Stock), taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Parent Material Adverse Effect: (a) changes, effects, events or occurrences affecting the markets or geographic locations in which the Parent Group Entities operate, (b) changes, effects, events or occurrences affecting the United States or global economic conditions or financial, credit, debt, securities or other capital markets in general, (c) any outbreak of, acts of or escalation of hostilities, terrorism, war or other similar national emergency, including any event, fact, condition or circumstance resulting from COVID-19 or the worsening thereof, (d) the announcement or pendency of this Agreement or the transactions contemplated hereby, (e) changes in any Laws applicable to Parent or any of the Parent Subsidiaries or in accounting regulations or principles or the interpretation thereof that materially affects this Agreement or the transactions contemplated hereby, (f) the Parent Parties taking any action required or contemplated by this Agreement, (g) changes, effects, events or occurrences at any NNA Group Entity, (h) any change in the market price or trading volume of the Parent Common Units (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute, or be taken into account in determining, whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect), (i) changes, effects, events or occurrences generally affecting the prices of oil, natural gas, natural gas liquids and other similar commodities, or (j) any failure of Parent to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect); provided that, in the case of clauses (a), (b), (c), (e) and (i) the adverse impact on the Parent Group Entities, taken as a whole, is not materially disproportionate to the adverse impact on similarly situated parties, or (ii) the ability of any of the Parent Parties to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

“Parent Material Contract” has the meaning set forth in Section 4.11(a).

“Parent Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of Parent, dated as of March 19, 2018, as amended, supplemented or restated from time to time.

“Parent Parties” means Parent and Merger Sub.

“Parent SEC Reports” has the meaning set forth in Section 4.5(a).

“Parent Subsidiaries” means the entities that are partially or wholly owned, directly or indirectly, by Parent, excluding any NNA Group Entity.

“Parent Tax Counsel” has the meaning set forth in Section 5.8.

“Permits” has the meaning set forth in Section 3.10(a).

“Permitted Indebtedness” means (i) in the case of Parent, (a) Refinancing Indebtedness, (b) additional indebtedness with a principal amount of up to 20% of the aggregate principal amount of the existing indebtedness of the Parent Group Entities in effect as of the date hereof and (c) any intercompany indebtedness between the Parent Group Entities, and (ii) in the case of NNA, (a) the NNA Debt Financing and the Working Capital Revolving Loan Facility and (b) any intercompany indebtedness between the NNA Group Entities.

“Permitted Lien” means all: (i) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, vendors’, operators’ or other like Liens, if any, that do not materially detract from the value of or materially interfere with the use of any of the assets of the Parent Group Entities or NNA Group Entities, as applicable, subject thereto; (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iii) title defects or Liens (other than those constituting Liens for the payment of indebtedness), if any, that do not or would not, individually or in the aggregate, impair in any material respect the use or occupancy of the assets of the Parent Group Entities or NNA Group Entities, as applicable, taken as a whole; (iv) Liens for Taxes that are not due and payable or that may thereafter be paid without penalty, or the validity or amount of which is being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP; and (v) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with the businesses of the Parent Group Entities or NNA Group Entities, as applicable.

“Person” means an individual, partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or other entity or Governmental Entity.

“Proceedings” has the meaning set forth in Section 3.7(a).

“Refinancing Indebtedness” means any indebtedness of any Parent Group Entity issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, or refund, other indebtedness of any Parent Group Entity outstanding as of the date hereof; provided that the principal amount (or accreted value, if applicable) of such indebtedness does not exceed the principal amount (or accreted value, if applicable) of the indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith).

“Registration Statement” has the meaning set forth in Section 3.17.

“Representatives” shall mean, with respect to any Person, such Person’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives.

“Rights” shall mean, with respect to any Person, subscriptions, options, restricted units, equity appreciation rights, profits interests or other equity-based interests, warrants, calls, convertible or exchangeable securities, rights, preemptive rights, preferential purchase rights, rights of first refusal or any similar rights, commitments or agreements of any character providing for the issuance of any partnership interests, voting securities or equity interests of such Person, including any representing the right to purchase or otherwise receive any of the foregoing or any securities convertible into or exchangeable or exercisable for such partnership interests, voting securities or equity interests.

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.5(a).

“SEC” means the United States Securities and Exchange Commission.

“Second Merger” has the meaning set forth in Section 5.8(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiaries” means, when used with reference to Parent or NNA, the Parent Subsidiaries or the NNA Subsidiaries, respectively.

“Surrender” means, when used with reference to an NNA Common Stock, the proper delivery of an NNA Certificate (or lost certificate affidavit as contemplated by Section 2.3(b)) or the proper completion, with respect to a Book-Entry NNA Common Stock, of all procedures necessary, in either case, to effect the transfer of such NNA Common Stock in accordance with the terms of the Letter of Transmittal and such other procedures as may be reasonably established by the Exchange Agent.

“Surviving Entity” has the meaning set forth in Section 2.2(b).

“Tax Return” means all reports, estimates, declarations of estimated Tax, claims for refund, information statements, forms and returns relating to, or required to be filed in connection with, any Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to, or required to be supplied to, a Governmental Entity.

“Tax” or “Taxes” means (i) all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Entity, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), gross receipts taxes, net proceeds taxes, alternative or add-on minimum taxes, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, excise taxes and other obligations of the same or similar nature to any of the foregoing and (ii) any liability in respect of any items described in clause (i) payable by reason of contract, assumption, transferee or successor liability, operation of law, Treasury Regulations Section 1.1502-6 (or any similar provision of law) or otherwise.

“Transactions” means the Merger, the Parent Equity Issuance, the NNA Equity Issuance, NNA Debt Financing, the NNA Notes Cancellation and Discharge, the NSH Loan Amendment, the NSH Equity Issuance, the Working Capital Revolving Loan Facility and the other transactions contemplated hereby.

“Working Capital Revolving Loan Facility” means the Loan Agreement being entered into between NNA and Parent simultaneously herewith pursuant to which Parent is agreeing to provide to NNA a revolving credit facility in an amount up to $45 million.

SECTION 1.2 Rules of Construction. The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number or a letter refer to the specified Article or Section of this Agreement. The terms “this Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof. Unless otherwise specifically indicated or the context otherwise requires, (a) all references to “dollars” or “$” mean United States dollars, (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders, (c) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (d) all words used as accounting terms shall have the meanings assigned to them under United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”). In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day. Reference to any party hereto is also a reference to such party’s permitted successors and assigns. The Exhibits attached to this Agreement are hereby incorporated by reference into this Agreement and form part hereof. Unless otherwise indicated, all references to an “Exhibit” followed by a number or a letter refer to the specified Exhibit to this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, it is the intention of the parties hereto that this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement. Further, prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aid of construction or otherwise constitute evidence of the intent of the parties; and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

ARTICLE II.

TRANSACTIONS

SECTION 2.1 Initial Transactions.

(a) NNA Equity Issuance. Simultaneously herewith, NNA and Parent are consummating the NNA Equity Issuance, and in furtherance thereof, NNA hereby issues, sells and delivers to Parent, and Parent hereby subscribes for and purchases from NNA, effective as of the date hereof, 44,117,647 newly issued shares of NNA Common Stock (the “Equity Issuance Shares”), free and clear of any and all Liens (other than restrictions under applicable securities laws), for a price of $3.40 per share in cash and $150,000,000 in the aggregate (the “Aggregate Purchase Price”). Simultaneously herewith, Parent is remitting the Aggregate Purchase Price to NNA by wire transfer to an account of NNA. As promptly as practicable after the date hereof, NNA shall deliver to Parent a copy of the records of NNA’s transfer agent showing Parent as the registered owner of the Equity Issuance Shares.

(b) NNA Debt Financing. Simultaneously, or substantially simultaneously, herewith, NNA shall enter into the Loan Agreement and consummate the NNA Debt Financing pursuant to the Loan Agreement.

(c) NNA Notes Cancellation and Discharge. Simultaneously, or substantially simultaneously, herewith, NNA shall consummate the NNA Notes Cancellation and Discharge.

(d) NSH Loan Amendment. Simultaneously, or substantially simultaneously herewith, NNA shall enter into the NSH Loan Amendment and consummate the transactions contemplated thereby.

(e) Working Capital Revolving Loan Facility. Simultaneously herewith, NNA and Parent shall enter into the Loan Agreement providing for the Working Capital Revolving Loan Facility.

SECTION 2.2 Closing of the Merger.

(a) Closing Date. Subject to the satisfaction or waiver of the conditions (other than those conditions that are not legally permitted to be waived) to closing set forth in Article VI, the closing (the “Closing”) of the Merger and the transactions contemplated by this Section 2.2 shall be held at the principal executive offices of Parent, located at 7 Avenue de Grande Bretagne, Office 11B2 Monte Carlo, MC 98000 Monaco, on the third Business Day following the satisfaction or waiver (other than those conditions that are not legally permitted to be waived) of all of the conditions set forth in Article VI (other than conditions that would normally be satisfied on the Closing Date, but subject to satisfaction or waiver (other than those conditions that are not legally permitted to be waived) of those conditions) commencing at 9:00 a.m., local time, or such other place, date and time as may be mutually agreed upon in writing by Parent and NNA. The “Closing Date,” as referred to herein, shall mean the date on which the Closing actually occurs.

(b) Effective Time. On the Closing Date, concurrently with or as soon as practicable following the Closing, Parent and NNA shall cause a certificate of merger effecting the Merger (the “Certificate of Merger”) to be filed with the Office of the Registrar of Corporations of the Republic of the Marshall Islands, duly executed in accordance with the relevant provisions of the Marshall Islands Business Corporation Act (the date and time of such filing (or, if agreed by the parties hereto, such later time and date as may be expressed therein as the effective date and time of the Merger) being the “Effective Time”). Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall merge with and into NNA, the separate existence of Merger Sub shall cease, and NNA shall continue as the surviving corporation in the Merger (the “Surviving Entity”).

(c) Effect of the Merger on Equity Securities. Subject in each case to Sections 2.2(d) and 2.2(e), at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, NNA, any Holder of shares of NNA Common Stock, any Holder of Parent Common Units, or any other Person:

(i) Conversion of NNA Common Stock. Each share of NNA Common Stock outstanding immediately prior to the Effective Time (other than the shares of NNA Common Stock referenced in Section 2.2(c)(iii) below and other than any share of NNA Common Stock outstanding immediately prior to the Effective Time that is subject to vesting or other forfeiture conditions (such shares, the “NNA Restricted Shares”)) shall be converted into the right to receive 0.1275 of a validly issued Parent Common Unit (the “Merger Consideration” and such ratio, the “Exchange Ratio”). Each NNA Restricted Share award outstanding immediately prior to the Effective Time shall be converted into an award with respect to a number of Parent Common Units (rounded up or down to the nearest whole unit) equal to the product of (x) the number of shares of NNA Common Stock subject to such NNA Restricted Share award and (y) the Exchange Ratio, and such award of Parent Common Units will be subject to the same terms and conditions (including, without limitation, the same vesting conditions) as were applicable to such NNA Restricted Share award immediately prior to the Effective Time.

(ii) Each share of NNA Common Stock, upon being converted into the right to receive the Merger Consideration pursuant to Section 2.2(c)(i), shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each Holder of a share of NNA Common Stock immediately prior to the Effective Time shall thereafter cease to be a shareholder of NNA or have any rights with respect to such share of NNA Common Stock, except the right to receive the Merger Consideration and any dividends or distributions to which former Holders of NNA Common Stock become entitled all in accordance with this Article II upon the Surrender of (A) a certificate that immediately prior to the Effective Time represented NNA Common Stock (a “NNA Certificate”) or (B) uncertificated NNA Common Stock represented by book-entry (“Book-Entry NNA Common Stock”), together with such properly completed and duly executed Letter of Transmittal and such other documents in accordance with Section 2.3.

(iii) Treatment of NNA-Owned NNA Common Stock and Parent-Owned NNA Common Stock. Any shares of NNA Common Stock that are owned immediately prior to the Effective Time by any NNA Group Entity or Parent Group Entity (including the Equity Issuance Shares) shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange for such canceled NNA Common Stock.

(iv) Common Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Entity. At the Effective Time, the books and records of NNA shall be revised to reflect the cancellation and retirement of all shares of NNA Common Stock and the conversion of the shares of common stock of Merger Sub into common stock of the Surviving Entity, and the existence of NNA (as the Surviving Entity) shall continue without dissolution.

(d) Other Effects of the Merger. The Merger shall be conducted in accordance with and shall have the effects set forth in this Agreement and the applicable provisions of Marshall Islands Limited Business Corporation Act. At the Effective Time, by virtue of the Merger, the Amended NNA Articles of Incorporation as in effect immediately prior to the Effective Time to read in its entirety as set forth on Exhibit A and from and after the Effective Time, the Amended NNA Articles of Incorporation as so amended shall continue as the articles of incorporation of the Surviving Entity until duly amended in accordance with applicable Law. From and after the Effective Time, the bylaws of NNA as in effect immediately prior to the Effective Time shall continue as the bylaws of the Surviving Entity until duly amended in accordance with applicable Law.

(e) No Fractional Units. Notwithstanding any other provision of this Agreement, (i) no certificates or scrip representing fractional Parent Common Units shall be issued in the Merger, (ii) each Holder of shares of NNA Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional Parent Common Unit (after taking into account all shares of NNA Common Stock held by such Holder immediately prior to the Effective Time) of 0.5 or above shall receive from Parent, in lieu of such fractional unit, a full Parent Common Unit, and (iii) any Holder of shares of NNA Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional Parent Common Unit (after taking into account all shares of NNA Common Stock held by such Holder immediately prior to the Effective Time) of less than 0.5 shall receive no consideration for such fractional unit, which shall be forfeited.

(f) Certain Adjustments. If between the Execution Date and the Effective Time, whether or not permitted pursuant to the terms of this Agreement, the number of outstanding shares of NNA Common Stock or Parent Common Units shall be changed into a different number of units, shares or other securities (including any different class or series of securities) by reason of any dividend or distribution payable in shares or partnership interests, equity interests or Rights, subdivision, reclassification, split, split-up, combination, merger, consolidation, or other similar transaction, or any such transaction shall be authorized, declared or agreed upon with a record date at or prior to the Effective Time, then the Merger Consideration and any other similarly dependent items shall be appropriately adjusted to reflect fully the effect of such transaction and to provide to Parent, NNA, Merger Sub and the Holders of shares of NNA Common Stock the same economic effect as contemplated by this Agreement prior to such event, and thereafter, all references in this Agreement to the Merger Consideration, and any other similarly dependent items shall be references to the Merger Consideration and any other similarly dependent items, as so adjusted; provided, however, that nothing in this Section 2.2(f) shall be deemed to permit or authorize any party hereto to effect any such dividend or distribution payable in shares, partnership interests, equity interests or Rights, subdivision, reclassification, split, split up, combination, merger, consolidation or other similar transaction, or the authorization, declaration or agreement to do such transaction that is not otherwise authorized or permitted to be undertaken pursuant to this Agreement.

SECTION 2.3 Exchange of NNA Common Stock.

(a) Exchange Agent. Prior to the mailing of the NNA Proxy Statement, Parent shall appoint a bank, trust company or similar Person to act as exchange agent (the “Exchange Agent”) and establish an exchange fund (the “Exchange Fund”) for the payment of the Merger Consideration and any dividends or distributions payable pursuant to Section 2.3(c). At or prior to the Closing, Parent shall (i) reserve with the Exchange Agent the Parent Common Units to be issued pursuant to Section 2.2(c)(i), and (ii) authorize the Exchange Agent to exchange Parent Common Units in accordance with this Section 2.3. Parent shall deposit with the Exchange Agent any additional cash as and when necessary to pay any dividends or distributions payable pursuant to Section 2.3(c) and 2.3(d) and other amounts required to be paid under this Agreement. Parent shall pay all costs and fees of the Exchange Agent and all expenses associated with the exchange process. Any Parent Common Units, and any other funds deposited with the Exchange Agent, shall be returned to Parent after the earlier to occur of (x) payment in full of all amounts due to the Holders of shares of NNA Common Stock and (y) the expiration of the period specified in Section 2.3(e).

(b) Exchange Procedures. Promptly after the Effective Time, Parent shall, or shall cause the Exchange Agent to, mail to each Holder of NNA Common Stock as of the Effective Time whose shares of NNA Common Stock were converted into the right to receive the Merger Consideration a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the NNA Certificates shall pass, only upon proper delivery of the NNA Certificates (or lost certificate affidavit as contemplated by this Section 2.3(b)) to the Exchange Agent or, in the case of Book-Entry NNA Common Stock, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in such customary form and have such other provisions as Parent and NNA may reasonably agree prior to the Effective Time) and instructions for effecting the Surrender of such NNA Certificates (or lost certificate affidavit as contemplated by this Section 2.3(b)) or Book-Entry NNA Common Stock in exchange for, as applicable, whole Parent Common Units and any dividends or distributions payable pursuant to Section 2.3(c) or Section 2.3(d). Subject to Section 2.3(c), upon Surrender to the Exchange Agent of such NNA Certificates (or lost certificate affidavit as contemplated by this Section 2.3(b)) or Book-Entry NNA Common Stock, together with such properly completed and duly executed Letter of Transmittal and such other documents as may reasonably be required by the Exchange Agent, the Holder of an NNA Certificate (or lost certificate affidavit as contemplated by this Section 2.3(b)) or Book-Entry NNA Common Stock shall be entitled to receive in exchange therefor, as applicable, (i) that number and type of whole Parent Common Units (which shall be in uncertificated book-entry form unless a physical certificate is requested) to which such Holder is entitled pursuant to Sections 2.2(c)(i) and 2.2(e), and (ii) any dividends or distributions payable pursuant to Section 2.3(c) or Section 2.3(d) to which such Holder is entitled. The instructions for effecting the Surrender of NNA Certificates shall set forth procedures that must be taken by the Holder of any NNA Certificate that has been lost, destroyed or stolen; it shall be a condition to the right of such Holder to receive the Merger Consideration and any dividends or distributions payable pursuant to Section 2.3(c) or Section 2.3(d) that the Exchange Agent shall have received, along with the Letter of Transmittal, a duly executed lost certificate affidavit, including an agreement to indemnify Parent, signed exactly as the name or names of the registered Holder or Holders of shares of NNA Common Stock appeared on the books of NNA immediately prior to the Effective Time, together with a customary bond and such other documents, in each case, as Parent may reasonably require in connection therewith. After the Effective Time, there shall be no further transfer on the records of NNA or its transfer agent of NNA Certificates or Book-Entry NNA Common Stock; and if such NNA Certificates or Book-Entry NNA Common Stock are presented to NNA or its transfer agent for transfer, they shall be canceled against delivery of the Merger Consideration and any dividends or distributions payable pursuant to Section 2.3(c) or Section 2.3(d) as hereinabove provided. Until Surrendered as contemplated by this Section 2.3(b), each NNA Certificate or Book-Entry NNA Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such Surrender the Merger Consideration. No interest will be paid or will accrue on any dividends or distributions payable pursuant to Section 2.3(c) or Section 2.3(d).

(c) Dividends and Distributions with Respect to Unexchanged NNA Common Stock. No dividends or other distributions with respect to Parent Common Units issued in the Merger with a record date after the Effective Time shall be paid to the Holder of any NNA Certificate or Book-Entry NNA Common Stock not Surrendered with respect to such Parent Common Units issuable in respect thereof until the Surrender of such NNA Certificate or Book-Entry NNA Common Stock in accordance with this Section 2.3. Subject to the effect of applicable Law, Parent shall pay, or cause the Exchange Agent to pay, to the Holder of each NNA Certificate or Book-Entry NNA Common Stock, without interest, (i) at the time of Surrender of such NNA Certificate or Book-Entry NNA Common Stock, the amount of dividends or other distributions previously paid with respect to the whole Parent Common Units issuable with respect to such NNA Certificate or Book-Entry NNA Common Stock that have a record date after the Effective Time and a payment date on or prior to the time of Surrender and (ii) at the appropriate payment date, the amount of dividends and distributions payable with respect to such whole Parent Common Units with a record date after the Effective Time and prior to such Surrender and a payment date subsequent to such Surrender.

(d) No Further Ownership Rights in NNA Common Stock. All Merger Consideration issued upon the Surrender for exchange of NNA Certificates or Book-Entry NNA Common Stock in accordance with the terms of this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of NNA Common Stock theretofore represented by such NNA Certificates or Book-Entry NNA Common Stock, subject, however, to Parent’s obligation, notwithstanding the conversion of shares of NNA Common Stock pursuant to this Agreement, with respect to shares of NNA Common Stock outstanding immediately prior to the Effective Time, to pay (or cause NNA to pay) to the Holder of shares NNA Common Stock as of the applicable record date any distributions with a record date at or prior to the Effective Time that may have been declared or made by NNA with respect to such shares of NNA Common Stock on or prior to the Effective Time and that remain unpaid at the Effective Time.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the Holders of the NNA Certificates or Book-Entry NNA Common Stock for six (6) months after the Closing Date shall be delivered to Parent, upon demand, and any Holders of the NNA Certificates or Book-Entry NNA Common Stock who have not theretofore complied with this Section 2.3 shall thereafter look only to Parent and only as general creditors thereof for payment of their claim for the Merger Consideration and any dividends and distributions with respect to NNA Common Stock or Parent Common Units to which such holders may be entitled.

(f) No Liability. To the extent permitted by applicable Law, none of Parent, Merger Sub, NNA or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration or distribution properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any NNA Certificates or Book-Entry NNA Common Stock shall not have been Surrendered immediately prior to such date on which any Merger Consideration, or any dividends or distributions with respect to the NNA Common Stock or Parent Common Units in respect of such NNA Certificate or Book-Entry NNA Common Stock would escheat to or become the property of any Governmental Entity, any such units, cash or distributions in respect of such NNA Certificates or Book-Entry NNA Common Stock shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Withholding Rights. Parent, Merger Sub, NNA, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, without duplication, such amounts, which may include Parent Common Units, as Parent, Merger Sub, NNA, the Surviving Entity or the Exchange Agent reasonably deem to be required to deduct and withhold with respect to the making of payments under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding or payment was made.

SECTION 2.4 Plan of Reorganization. For purposes of the Intended Tax Treatment, this Agreement constitutes, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF NNA

Except as disclosed in the NNA SEC Reports (excluding any disclosures set forth in such NNA SEC Report under the heading “Risk Factors” or in any section related to forward-looking statements (other than any factual information contained within such headings, disclosures or statements)) filed or publicly furnished on or after January 1, 2020 and prior to the Execution Date (without giving effect to any NNA SEC Report or any amendment to any NNA SEC Report in each case filed or publicly furnished on or after the Execution Date), NNA hereby represents and warrants to Parent that:

SECTION 3.1 Organization and Existence.

(a) NNA is a corporation duly formed, validly existing and in good standing under the Laws of the Republic of the Marshall Islands and has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b) Each of the NNA Subsidiaries is an entity duly organized or formed, as applicable, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its respective jurisdiction of organization or formation and has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(c) Each of the NNA Group Entities is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have an NNA Material Adverse Effect.

SECTION 3.2 Authority and Approval. NNA has all requisite power and authority to execute and deliver this Agreement, to consummate the Transactions and to perform all of the terms and conditions hereof to be performed by it, except that the consummation of the Merger is subject to receipt of the NNA Stockholders Approval. The execution and delivery of this Agreement by NNA, the consummation of the Transactions and the performance of all of the terms and conditions hereof to be performed by NNA have been duly authorized and approved by all requisite action on the part of NNA, except that the consummation of the Merger is subject to receipt of the NNA Stockholders Approval. At a meeting duly called and held, the NNA Special Committee, by unanimous vote, in good faith (a) determined that this Agreement and the Transactions are in the best interests of NNA and the Holders of NNA Public Stock, (b) approved this Agreement and the Transactions, including the Merger, (c) resolved to make the NNA Special Committee Recommendation and (d) resolved to recommend, and to direct the NNA Board to recommend, the approval of this Agreement and the Merger, by the Holders of shares of NNA Common Stock. At a meeting duly called and held and upon the receipt of the recommendation of the NNA Special Committee, the NNA Board, by unanimous vote, (i) determined that this Agreement and the Transactions are in the best interests of NNA and the Holders of NNA Public Stock, (ii) approved this Agreement and the Transactions, including the Merger, and (iii) directed that this Agreement be submitted to a vote of Holders of shares of NNA Common Stock and made the NNA Board Recommendation. This Agreement has been duly executed and delivered by NNA and constitutes the valid and legally binding obligation of NNA, enforceable against NNA in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding at law or in equity).

SECTION 3.3 No Conflict; Consents; Voting Requirements.

(a) Subject to the consent, approval, license, permit, order, authorization, filings and notices referred to in Section 3.3(b) and the NNA Stockholders Approval, the execution, delivery and performance of this Agreement by NNA does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the Transactions will not, (i)

contravene, violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Governing Documents of NNA; (ii) contravene, conflict with or violate any provision of applicable Law; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit, lease, joint venture, obligation or other instrument to which any of the NNA Group Entities is a party or by which any of the NNA Group Entities or any of their assets are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the assets or businesses of any of the NNA Group Entities under any such indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit lease, joint venture, obligation or other instrument, except in the case of clauses (ii), (iii) and (iv), for those items that would not, individually or in the aggregate, have an NNA Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization of, or any filing with or notice to, any Governmental Entity is required to be obtained or made by any of the NNA Group Entities in connection with the execution, delivery, and performance of this Agreement or the consummation of the Transactions , except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for (A) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act, and any other applicable U.S. state or federal or non-U.S. securities, takeover and “blue sky” Laws, (B) any filings and approvals required under the rules and regulations of the NYSE, or (C) the filing of the Certificate of Merger with the Office of the Registrar of Corporations of the Republic of the Marshall Islands, or (iii) for those which would not, individually or in the aggregate, have an NNA Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

(c) The affirmative vote of the Holders of a majority of the outstanding shares of NNA Common Stock at the NNA Stockholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement and the transactions contemplated hereby (the “NNA Stockholders Approval”) is the only vote or approval of the limited partners of NNA that is necessary to adopt this Agreement and the transactions contemplated hereby in accordance with the Amended NNA Articles of Incorporation and applicable Law.

SECTION 3.4 Capitalization. As of the Execution Date, the authorized capital stock of NNA consists of 250,000,000 shares of NNA Common Stock and 10,000,000 shares of preferred stock, par value $0.0001 per share (the “NNA Preferred Stock” and, together with the NNA Common Stock, the “NNA Capital Stock”). As of the Execution Date, there are outstanding 17,735,966 shares of NNA Common Stock (including NNA Restricted Shares), excluding the shares of NNA Common Stock being issued pursuant to the NNA Equity Issuance and the NSH Equity Issuance and there are no shares of NNA Preferred Stock outstanding. All of the outstanding shares of NNA Common Stock have been duly authorized and validly issued in accordance with the Amended NNA Articles of Incorporation. Upon issuance pursuant to this Agreement and/or the NSH Loan Amendment, as applicable, all of the shares of NNA Common Stock being issued pursuant to the NNA Equity Issuance and the NSH Equity Issuance will be duly authorized and validly issued in accordance with the Amended NNA Articles of Incorporation and listed on the NYSE. Except as set forth above in this Section 3.4(a), as of the Execution Date, no shares of NNA Capital Stock were subject to outstanding options, share appreciation rights, restricted shares, or equity awards of any kind. Except as set forth above in this Section 3.4(a), as of the Execution Date there are not any shares of NNA Capital Stock, interests, voting securities or equity interests of NNA issued and outstanding or any Rights with respect to shares of NNA Capital Stock, interests, voting securities or equity interests of NNA issued or granted by, or binding upon, any of the NNA Group Entities. As of the Execution Date, there are no outstanding obligations of NNA or any NNA Group Entity to repurchase, redeem or otherwise acquire any shares of NNA Capital Stock or other interests, voting securities or equity interests or any Rights with respect to shares of NNA Capital Stock, interests, voting securities or equity interests of NNA. There are no outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the shareholders of NNA on any matter.

SECTION 3.5 SEC Documents; Internal Controls.

(a) Since January 1, 2020, all reports, including but not limited to the Annual Reports on Form 20-F and the Reports on Form 6-K (whether filed on a voluntary basis or otherwise), forms, schedules, certifications, prospectuses, registration statements and other documents required to be filed or furnished by NNA or any NNA Subsidiary with or to the SEC have been or will be timely filed or furnished (the “NNA SEC Reports”). Each of the NNA SEC Reports (i) complied in all material respects with the requirements of applicable Law (including the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”)), and (ii) as of its effective date (in the case of NNA SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of its filing date did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for any statements in any NNA SEC Report that may have been modified by an amendment to such report or a subsequent report filed with the SEC prior to the Execution Date.

(b) NNA makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, as required pursuant to Section 13(b)(2) under the Exchange Act. NNA has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by NNA in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. NNA’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to NNA’s auditors and the audit committee of the NNA Board (x) all significant deficiencies in the designation or operation of internal controls which could adversely affect NNA’s ability to record, process, summarize and report financial data and have identified for NNA’s auditors any material weakness in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in NNA’s internal controls.

SECTION 3.6 Financial Statements; Undisclosed Liabilities.

(a) NNA’s Annual Report on Form 20-F for the year ended December 31, 2020 filed with the SEC on April 28, 2021 (the “NNA 20-F”) sets forth a true and complete copy of the consolidated audited statements of operations, cash flows and changes in partners’ capital for each of years ended December 31, 2020, December 31, 2019 and December 31, 2018 and consolidated audited balance sheets as of December 31, 2020 and as of December 31, 2019 for NNA, including the notes thereto, and NNA’s Report on Form 6-K (“Latest NNA Quarter 6-K”) filed with the SEC on June 14, 2021 sets forth a true and correct copy of the consolidated unaudited statements of operations, cash flows and changes in partners’ capital for the three month periods ended March 31, 2021 and March 31, 2020 and consolidated unaudited balance sheet as of March 31, 2021 for NNA, including the notes thereto (the referenced financial statements set forth in the NNA 20-F and the Latest NNA Quarter 6-K are collectively referred to as the “NNA Financial Statements”). The NNA Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto) and present fairly in all material respects the consolidated financial position of NNA as of the dates indicated therein and the consolidated results of operations and cash flows of NNA for the periods indicated therein, except as otherwise noted therein. Except as set forth in the NNA Financial Statements, there are no off-balance sheet arrangements that would, individually or in the aggregate, have an NNA Material Adverse Effect. NNA has not had any disagreement with its independent public accounting firm that required disclosure in the NNA SEC Reports.

(b) There are no liabilities or obligations of NNA or the NNA Subsidiaries (whether known or unknown and whether accrued, absolute, contingent or otherwise) of a type that are required by GAAP to be reflected or reserved against in a consolidated balance sheet of NNA, other than (i) liabilities or obligations reflected or reserved against in the consolidated balance sheet as of March 31, 2021 included in the NNA Financial Statements, (ii) current liabilities incurred in the ordinary course of business since March 31, 2021, (iii) liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, and (iv) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, have an NNA Material Adverse Effect.

SECTION 3.7 Litigation; Laws and Regulations. Except as would not, individually or in the aggregate, have an NNA Material Adverse Effect:

(a) There are no (i) civil, criminal, regulatory or administrative actions, suits, claims, hearings, demands, arbitrations, inquiries, subpoenas, investigations or proceedings (“Proceedings”) pending or, to the knowledge of NNA, threatened against or affecting the NNA Group Entities, their assets, or any of the operations of the NNA Group Entities related thereto or (ii) judgments, orders, decrees or injunctions of any Governmental Entity, whether at law or in equity (“Orders”), against or affecting the NNA Group Entities, their assets, or any of the operations of the NNA Group Entities related thereto.

(b) None of the NNA Group Entities (i) is in violation of or in default under its Governing Documents or (ii) is in violation of any applicable Law, except in the case of each of clause (i) and (ii) for such violations or defaults that would not, individually or in the aggregate, have an NNA Material Adverse Effect.

(c) Without limiting the generality of Section 3.7(b), none of the NNA Group Entities or, to the knowledge of NNA, any Representative of any of the foregoing (in their respective capacities as such), (i) has violated the U.S. Foreign Corrupt Practices Act, and any other U.S. and foreign anti-corruption Laws that are applicable to any NNA Group Entity; (ii) has, to the knowledge of NNA, been given written notice by any Governmental Entity of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such person; and (iii) to the knowledge of NNA, is being (or has been) investigated by any Governmental Entity except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, an NNA Material Adverse Effect.

SECTION 3.8 No Adverse Changes. (a) Since March 31, 2021, there has not been an NNA Material Adverse Effect; and (b) since March 31, 2021, (i) except for this Agreement and the Transactions, NNA and its consolidated Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) neither NNA nor any of its Subsidiaries has taken any action described in Section 5.2(b) that, if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of Parent, would violate such provisions.

SECTION 3.9 Taxes.

(a) Except as would not, individually or in the aggregate, have an NNA Material Adverse Effect: (i) all Tax Returns required to be filed by or with respect to NNA or any of the NNA Subsidiaries or their assets have been filed on a timely basis (taking into account all extensions of due dates) and all such Tax Returns are true, complete and accurate; (ii) all Taxes owed by NNA or any of the NNA Subsidiaries, which are or have become due, have been timely paid in full; (iii) there are no Liens on any of the assets of NNA or any of the NNA Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes that are not due and payable or that may thereafter be paid without penalty; (iv) there is no pending Proceeding for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to NNA or any of the NNA Subsidiaries or their assets; (v) NNA and the NNA Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party; and (vi) no claim has ever been made in writing by a Governmental Entity of a jurisdiction where NNA or an NNA Subsidiary has not filed Tax Returns that NNA or an NNA Subsidiary is or may be subject to taxation by that jurisdiction.

(b) Neither NNA nor any of the NNA Subsidiaries is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than such an agreement or arrangement entered into in the ordinary course of business which does not relate primarily to Taxes).

(c) Neither NNA nor any of the NNA Subsidiaries has entered into any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and U.S. Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(d) During the last five (5) years, neither NNA nor any of the NNA Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Section 355 of the Code.

(e) Neither NNA nor any of the NNA Subsidiaries (i) has filed any extension of time within which to file any Tax Returns that have not been filed, except in the ordinary course of business nor (ii) will be required to include any item of income or gain in, nor be required to exclude any item of deduction of loss from, any period ending after the Closing Date as a result of any “closing agreement,” change in method of accounting, installment sale or open transaction made on or prior to the Closing Date or prepaid amount received prior to the Closing Date.

(f) Neither NNA nor any of the NNA Subsidiaries is a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(g) Neither NNA nor any of the NNA Subsidiaries is or has been a resident for Tax purposes of any jurisdiction other than its jurisdiction of organization.

(h) NNA is currently (and has been since its formation) properly classified as a corporation for U.S. federal income tax purposes.

(i) Neither NNA nor any of the NNA Subsidiaries has taken or agreed to take any action, and NNA is not aware of any fact or circumstance, that would prevent or impede the Intended Tax Treatment.

SECTION 3.10 Licenses; Permits.

(a) The NNA Group Entities have all licenses, franchises, tariffs, grants, easements, variances, exceptions, permits and authorizations (other than environmental permits) issued or granted by Governmental Entities that are necessary for the conduct of their respective businesses as now being conducted or have obtained valid waivers therefrom (collectively, “Permits”), except where the failure to obtain such Permit would not, individually or in the aggregate, have an NNA Material Adverse Effect.

(b) All Permits are validly held by the NNA Group Entities and are in full force and effect, except as would not, individually or in the aggregate, have an NNA Material Adverse Effect.

(c) The NNA Group Entities have complied with all terms and conditions of the Permits, except as would not, individually or in the aggregate, have an NNA Material Adverse Effect. No suspension or cancellation of any Permit is pending or, to the knowledge of NNA, threatened, except as would not, individually or in the aggregate, have an NNA Material Adverse Effect.

(d) The Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except, in each case, as would not, individually or in the aggregate, have an NNA Material Adverse Effect.

(e) No Proceeding is pending or, to the knowledge of NNA, threatened with respect to any alleged failure by NNA Group Entities to have any material Permit necessary for the operation of any asset or the conduct of their businesses or to be in compliance therewith.

SECTION 3.11 Contracts.

(a) Except for this Agreement or as filed or publicly furnished with the SEC prior to the Execution Date, none of the NNA Group Entities is a party to or bound by, as of the Execution Date, any contract or other agreement (whether written or oral) of the type required to be filed as an Exhibit to an Annual Report on Form 20-F filed by NNA (each contract that is described in this Section 3.11(a) being an “NNA Material Contract”).

(b) Except as would not, individually or in the aggregate, have an NNA Material Adverse Effect, with respect to each of the NNA Group Entities: (i) each NNA Material Contract to which such entity is a party is legal, valid and binding on and enforceable against such entity, and in full force and effect; (ii) each NNA Material Contract to which such entity is a party will continue to be legal, valid and binding on and enforceable against such entity, and in full force and effect on identical terms following the consummation of the Transactions; (iii) such entity that is a party to each NNA Material Contract is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by any such party, or permit termination, modification, or acceleration, under the NNA Material Contract; and (iv) to the knowledge of NNA, no other party to any NNA Material Contract is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration under any NNA Material Contract other than in accordance with its terms nor has any other party repudiated any provision of the NNA Material Contract.

SECTION 3.12 Insurance. Except as would not, individually or in the aggregate, have an NNA Material Adverse Effect, (a) the businesses and assets of the NNA Group Entities are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the crude oil tanking industry, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid, and (c) no notice of cancellation of, material premium increase of, or indication of an intention not to renew, any such insurance policy has been received by the Parent Parties other than in the ordinary course of business.

SECTION 3.13 Condition of Assets. Except as would not, individually or in the aggregate, have an NNA Material Adverse Effect, the assets of the NNA Group Entities have been maintained and repaired in the same manner as would a prudent operator of such assets, and are adequate for the purposes for which they are currently used.

SECTION 3.14 Investment Company Act. NNA is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

SECTION 3.15 Brokerage Arrangements. Except for NNA’s obligations to Pareto Securities AS, the fees and expenses of which will be paid by NNA, none of the NNA Group Entities has entered (directly or indirectly) into any agreement with any Person that would obligate any of them to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby.

SECTION 3.16 Opinion of Financial Advisor. The NNA Special Committee has received the opinion of Pareto Securities AS, dated as of the Execution Date, to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Exchange Ratio is fair, from a financial point of view, to the Holders of NNA Public Stock (the “NNA Fairness Opinion”). NNA has been authorized by Pareto Securities AS to permit the inclusion of the NNA Fairness Opinion in the Registration Statement and the NNA Proxy Statement.

SECTION 3.17 Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of NNA specifically for inclusion or incorporation by reference in (a) the registration statement on Form F-4 to be filed with the SEC by Parent with respect to the issuance of Parent Common Units in connection with the Merger (as amended or supplemented from time to time, the “Registration Statement”) will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, and (b) in the NNA Proxy Statement will, on the date it is first mailed to the Holders of shares of NNA Common Stock, and at the time of the NNA Stockholders Meeting, in each case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading. Notwithstanding the foregoing, NNA makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Registration Statement and the NNA Proxy Statement.

SECTION 3.18 Waivers and Disclaimers. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY NNA IN THIS ARTICLE III, NNA HAS NOT MADE, DOES NOT MAKE, AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF ITS ASSETS, (B) THE INCOME TO BE DERIVED FROM ITS ASSETS, (C) THE SUITABILITY OF ITS ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (D) THE COMPLIANCE OF OR BY ITS ASSETS OR ITS OPERATION WITH ANY LAWS, OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ITS ASSETS.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in the Parent SEC Reports (excluding any disclosures set forth in such Parent SEC Report under the heading “Risk Factors” or in any section related to forward-looking statements (other than any factual information contained within such headings, disclosures or statements)) filed or publicly furnished on or after January 1, 2019 and prior to the Execution Date (without giving effect to any Parent SEC Report or any amendment to any Parent SEC Report in each case filed or publicly furnished on or after the Execution Date), Parent hereby represents and warrants to NNA that:

SECTION 4.1 Organization and Existence.

(a) Each of the Parent Parties is a limited partnership or corporation duly formed, validly existing and in good standing under the Laws of the Republic of the Marshall Islands and has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b) Each of the Parent Subsidiaries (other than Merger Sub) is an entity duly organized or formed, as applicable, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its respective jurisdiction of organization or formation and has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(c) Each of the Parent Group Entities is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(d) All of the issued and outstanding shares of common stock of Merger Sub are owned, beneficially and of record, by Parent. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement. Merger Sub has not incurred, directly or indirectly, any obligations or conducted any business other than incident to its formation and pursuant to this Agreement, the Merger, and the other Transactions.

SECTION 4.2 Authority and Approval. Each of the Parent Parties has all requisite power and authority to execute and deliver this Agreement, to consummate the Transactions to which it is a party and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by each of the Parent Parties, the consummation of the Transactions to which either of the Parent Parties is a party and the performance of all of the terms and conditions hereof to be performed by the Parent Parties have been duly authorized and approved by all requisite action on the part of each of the Parent Parties. At a meeting duly called and held, the Parent Conflicts Committee, by unanimous vote, (a) determined that this Agreement and the Transactions are in the best interests of Parent and the holders of Parent Common Units (excluding the general partner of Parent and its Affiliates), and (b) granted a Special Approval (as defined in the Parent Partnership Agreement) of this Agreement and each of the Transactions. At a meeting duly called and held, the Parent Board (a) determined that this Agreement, and the Transactions, including the Merger and the Parent Equity Issuance, are in the best interests of Parent and its unitholders, and (b) approved and declared advisable this Agreement and the Transactions to which a Parent Party is party, including the Merger and the Parent Equity Issuance. Parent, in its capacity as sole member of Merger Sub, has approved this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Parent Parties and constitutes the valid and legally binding obligation of each of the Parent Parties, enforceable against each of the Parent Parties in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding at law or in equity).

SECTION 4.3 No Conflict; Consents.

(a) Subject to the consent, approval, license, permit, order, authorization, filings and notices referred to in Section 4.3(b), the execution, delivery and performance of this Agreement by each of the Parent Parties does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the Transactions hereby will not, (i) contravene, violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Governing Documents of any of the Parent Parties; (ii) contravene, conflict with or violate any provision of applicable Law; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit, lease, joint venture, obligation or other instrument to which any of the Parent Group Entities is a party or by which any of the Parent Group Entities or any of their assets are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the assets or businesses of any of the Parent Group Entities under any such indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit lease, joint venture, obligation or other instrument, except in the case of clauses (ii), (iii) and (iv), for those items that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization of, or any filing with or notice to, any Governmental Entity is required to be obtained or made by any of the Parent Group Entities in connection with the execution, delivery, and performance of this Agreement or the consummation of the Transactions , except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for (A) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act, and any other applicable U.S. state or federal or non-U.S. securities, takeover and “blue sky” Laws, (B) any filings and approvals required under the rules and regulations of the NYSE, or (C) the filing of the Certificate of Merger with the Office of the Registrar of Corporations of the Republic of the Marshall Islands, or (iii) for those which would not, individually or in the aggregate, have a Parent Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

SECTION 4.4 Capitalization.

(a) As of the Execution Date, the outstanding capitalization of Parent consists of 553,408 General Partner Units (as defined in the Parent Partnership Agreement) of Parent, 26,808,861 Parent Common Units and Parent Incentive Distribution Rights. All of such Parent Common Units and the Parent Incentive Distribution Rights and the limited partnership interest represented thereby, have been duly authorized and validly issued in accordance with the Parent Partnership Agreement. As of the Execution Date, no Parent Common Units were subject to outstanding options, unit appreciation rights, restricted units, or equity awards of any kind. Except as set forth above in this Section 4.4(a), as of the Execution Date there are not any Parent Common Units, partnership interests, voting securities or equity interests of Parent issued and outstanding or any Rights with respect to Parent Common Units, partnership interests, voting securities or equity interests of Parent issued or granted by, or binding upon, any of the Parent Group Entities, except as set forth in the Parent Partnership Agreement as in effect on the Execution Date. Except as set forth in the Parent Partnership Agreement as in effect on the Execution Date, there are no outstanding obligations of Parent or any Parent Group Entity to repurchase, redeem or otherwise acquire any Parent Common Units or other partnership interests, voting securities or equity interests or any Rights with respect to Parent Common Units, partnership interests, voting securities or equity interests of Parent. There are no outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the limited partners of Parent on any matter.

(b) The Parent Common Units issued and outstanding as of the date hereof were, and the Parent Common Units to be issued pursuant to the Merger will, upon issuance, be, duly authorized and validly issued.

SECTION 4.5 SEC Documents; Internal Controls; Investment Representations.

(a) Since January 1, 2020, all reports, including but not limited to the Annual Reports on Form 20-F, and the Reports on Form 6-K (whether filed on a voluntary basis or otherwise), forms, schedules, certifications, prospectuses, registration statements and other documents required to be filed or furnished by Parent or any Parent Subsidiary with or to the SEC have been or will be timely filed or furnished (the “Parent SEC Reports”). Each of the Parent SEC Reports (i) complied in all material respects with the requirements of applicable Law (including the Exchange Act, the Securities Act and the Sarbanes-Oxley Act), and (ii) as of its effective date (in the case of Parent SEC Reports that are registration statements filed pursuant to the Securities Act) and as of its filing date did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for any statements in any Parent SEC Report that may have been modified by an amendment to such report or a subsequent report filed with the SEC prior to the Execution Date.

(b) Parent makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, as required pursuant to Section 13(b)(2) under the Exchange Act. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. Parent’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Parent’s auditors and the audit committee of the Parent Board (x) all significant deficiencies in the designation or operation of internal controls which could adversely affect Parent’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weakness in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls.

(c) Since January 1, 2020, the principal executive officer and principal financial officer of Parent have made all certifications (without qualification or exceptions to the matters certified, except as to knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of such entities or its officers have received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the Execution Date, and except as disclosed in a Parent SEC Report filed with the SEC prior to the Execution Date, none of such entities has any knowledge of any material weakness in the design or operation of such internal controls over financial reporting.

(d) Parent is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and is acquiring the Equity Issuance Shares pursuant to the NNA Equity Issuance only for its own account and not for the account of others and is not acquiring Equity Issuance Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. Parent acknowledges that the Equity Issuance Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the such shares have not been registered under the Securities Act. Parent acknowledges and agrees that the Equity Issuance Shares may not be offered, resold, transferred or otherwise disposed of by Parent absent an effective registration statement under the Securities Act, except pursuant to an applicable exemption from the registration requirements of the Securities Act.

SECTION 4.6 Financial Statements; Undisclosed Liabilities.

(a) Parent’s Annual Report on Form 20-F for the year ended December 31, 2020 filed with the SEC on March 31, 2021 (the “Parent 20-F”) sets forth a true and complete copy of the consolidated audited statements of operations, cash flows and changes in equity for each of years ended December 31, 2020, December 31, 2019 and December 31, 2018 and consolidated audited balance sheets as of December 31, 2020 and as of December 31, 2019 for Parent, including the notes thereto, and Parent’s Report on Form 6-K (“Latest Parent Quarter 6-K”) filed with the

SEC on May 18, 2021 sets forth a true and correct copy of the consolidated unaudited statements of operations, cash flows and changes in equity for the three month periods ended March 31, 2021 and March 31, 2021 and consolidated unaudited balance sheet as of March 31, 2021 for Parent, including the notes thereto (the referenced financial statements set forth in the Parent 20-F and the Latest Parent Quarter 6-K are collectively referred to as the “Parent Financial Statements”). The Parent Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto) and present fairly in all material respects the consolidated financial position of Parent as of dates indicated therein and the consolidated results of operations and cash flows of Parent for the periods indicated therein, except as otherwise noted therein. Except as set forth in the Parent Financial Statements, there are no off-balance sheet arrangements that would, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has not had any disagreement with its independent public accounting firm that required disclosure in the NNA SEC Reports.

(b) There are no liabilities or obligations of Parent or the Parent Subsidiaries (whether known or unknown and whether accrued, absolute, contingent or otherwise) of a type that are required by GAAP to be reflected or reserved against in a consolidated balance sheet of Parent, other than (i) liabilities or obligations reflected or reserved against in the consolidated balance sheet as of March 31, 2021 included in the Parent Financial Statements, (ii) current liabilities incurred in the ordinary course of business since March 31, 2021, (iii) liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, and (iv) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 4.7 Litigation; Laws and Regulations. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect:

(a) There are no (i) Proceedings pending or, to the knowledge of Parent, against or affecting the Parent Group Entities, their assets, or any of the operations of the Parent Group Entities related thereto or (ii) Orders, against or affecting the Parent Group Entities, their assets, or any of the operations of the Parent Group Entities related thereto.

(b) None of the Parent Group Entities (i) is in violation of or in default under its Governing Documents or (ii) is in violation of any applicable Law, except in the case of each of clause (i) and (ii) for such violations or defaults that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(c) Without limiting the generality of Section 4.7(b), none of the Parent Group Entities or, to the knowledge of Parent, any Representative of any of the foregoing (in their respective capacities as such), (i) has violated the U.S. Foreign Corrupt Practices Act, and any other U.S. and foreign anti-corruption Laws that are applicable to any Parent Group Entity; (ii) has, to the knowledge of Parent, been given written notice by any Governmental Entity of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such person; and (iii) to the knowledge of Parent, is being (or has been) investigated by any Governmental Entity except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 4.8 No Adverse Changes. (a) Since March 31, 2021, there has not been a Parent Material Adverse Effect; and (b) since March 31, 2021, (i) except for this Agreement and the Transactions, Parent and its consolidated Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) neither Parent nor any of its Subsidiaries has taken any action described in Section 5.2(b) that, if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of NNA, would violate such provisions.

SECTION 4.9 Taxes.

(a) Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect; (i) all Tax Returns required to be filed by or with respect to Parent or any of the Parent Subsidiaries or their assets have been filed on a timely basis (taking into account all extensions of due dates) and all such Tax Returns are true, complete and accurate; (ii) all Taxes owed by Parent or any of the Parent Subsidiaries, which are or have become due, have been timely paid in full; (iii) there are no Liens on any of the assets of Parent or any of the Parent Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes that are not due and payable or that may thereafter be paid without penalty; (iv) there is no pending Proceeding for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to Parent or any of the Parent Subsidiaries or their assets; (v) Parent and the Parent Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party; and (vi) no claim has ever been made in writing by a Governmental Entity of a jurisdiction where Parent or a Parent Subsidiary has not filed Tax Returns that Parent or a Parent Subsidiary is or may be subject to taxation by that jurisdiction.

(b) Neither Parent nor any of the Parent Subsidiaries is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than such an agreement or arrangement entered into in the ordinary course of business which does not relate primarily to Taxes).

(c) Neither Parent nor any of the Parent Subsidiaries has entered into any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and U.S. Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(d) During the last five (5) years, neither Parent nor any of the Parent Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Section 355 of the Code.

(e) Neither Parent nor any of the Parent Subsidiaries (i) has filed any extension of time within which to file any Tax Returns that have not been filed, except in the ordinary course of business nor (ii) will be required to include any item of income or gain in, nor be required to exclude any item of deduction of loss from, any period ending after the Closing Date as a result of any “closing agreement,” change in method of accounting, installment sale or open transaction made on or prior to the Closing Date or prepaid amount received prior to the Closing Date.

(f) Neither Parent nor any of the Parent Subsidiaries is a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(g) Neither Parent nor any of the Parent Subsidiaries is or has been a resident for Tax purposes of any jurisdiction other than its jurisdiction of organization.

(h) Parent is currently (and has been since its formation) properly classified as a corporation for U.S. federal income tax purposes.

(i) Other than in acquisitions by Navios Maritime Holdings Inc. occurring more than five years ago, the NNA Equity Issuance and the NSH Equity Issuance, neither Parent nor any person “related” to Parent (within the meaning of Treasury Regulation Section 1.368-1(e)(4)) has, directly or indirectly, acquired any NNA Common Stock since the formation of NNA.

(j) Neither Parent nor any of the Parent Subsidiaries has taken or agreed to take any action, and Parent is not aware of any fact or circumstance, that would prevent or impede the Intended Tax Treatment.

SECTION 4.10 Licenses; Permits.

(a) The Parent Group Entities have all Permits that are necessary for the conduct of their respective businesses as now being conducted or have obtained valid waivers therefrom, except where the failure to obtain such Permit would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) All Permits are validly held by the Parent Group Entities and are in full force and effect, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(c) The Parent Group Entities have complied with all terms and conditions of the Permits, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect. No suspension or cancellation of any Permit is pending or, to the knowledge of Parent, threatened, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(d) The Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except, in each case, as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(e) No Proceeding is pending or, to the knowledge of Parent, threatened with respect to any alleged failure by Parent Group Entities to have any material Permit necessary for the operation of any asset or the conduct of their businesses or to be in compliance therewith.

SECTION 4.11 Contracts.

(a) Except for this Agreement or as filed or publicly furnished with the SEC prior to the Execution Date, none of the Parent Group Entities is a party to or bound by, as of the Execution Date, any contract or other agreement (whether written or oral) of the type required to be filed as an Exhibit to an Annual Report on Form 20-F filed by Parent (each contract that is described in this Section 4.11(a) being an “Parent Material Contract”).

(b) Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, with respect to each of the Parent Group Entities: (i) each Parent Material Contract to which such entity is a party is legal, valid and binding on and enforceable against such entity, and in full force and effect; (ii) each Parent Material Contract to which such entity is a party will continue to be legal, valid and binding on and enforceable against such entity, and in full force and effect on identical terms following the consummation of the Transactions; (iii) such entity that is a party to each Parent Material Contract is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by any such party, or permit termination, modification, or acceleration, under the Parent Material Contract; and (iv) to the knowledge of Parent, no other party to any Parent Material Contract is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration under any Parent Material Contract other than in accordance with its terms nor has any other party repudiated any provision of the Parent Material Contract.

SECTION 4.12 Insurance. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (a) the businesses and assets of the Parent Group Entities are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the crude oil tanking industry, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid, and (c) no notice of cancellation of, material premium increase of, or indication of an intention not to renew, any such insurance policy has been received by the Parent Parties other than in the ordinary course of business.

SECTION 4.13 Condition of Assets. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, the assets of the Parent Group Entities have been maintained and repaired in the same manner as would a prudent operator of such assets, and are adequate for the purposes for which they are currently used.

SECTION 4.14 Investment Company Act. Parent is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

SECTION 4.15 Brokerage Arrangements. Except for Parent’s obligations to Jefferies LLC and S. Goldman Advisors LLC, the fees and expenses of which will be paid by Parent, none of the Parent Group Entities has entered (directly or indirectly) into any agreement with any Person that would obligate any of them to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby.

SECTION 4.16 Opinion of Financial Advisor. The Parent Conflicts Committee and the Parent Board have received the opinion of Jefferies LLC, dated as of the Execution Date, to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Aggregate Purchase Price and the and the aggregate Merger Consideration to be paid by Parent pursuant to this Agreement, taking into account the NNA Debt Financing, the NNA Notes Cancellation and Discharge, and the NSH Loan Amendment, is fair, from a financial point of view, to Parent.

SECTION 4.17 Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of Parent specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, and (b) the NNA Proxy Statement will, on the date it is first mailed to Holders of shares of NNA Common Stock, and at the time of the NNA Stockholders Meeting, in each case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the applicable requirements of the Securities Act. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of NNA for inclusion or incorporation by reference in the Registration Statement and the NNA Proxy Statement.

SECTION 4.18 Waivers and Disclaimers. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY PARENT IN THIS ARTICLE IV, PARENT HAS NOT MADE, DOES NOT MAKE, AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF ITS ASSETS, (B) THE INCOME TO BE DERIVED FROM ITS ASSETS, (C) THE SUITABILITY OF ITS ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (D) THE COMPLIANCE OF OR BY ITS ASSETS OR ITS OPERATION WITH ANY LAWS, OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ITS ASSETS.

ARTICLE V.

ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS

SECTION 5.1 Preparation of Certain Filings; Meeting of Holders of NNA Common Stock; Commitment to Vote.

(a) As promptly as practicable following the Execution Date (i) Parent and NNA shall jointly prepare the Registration Statement, which shall include a prospectus with respect to the Parent Common Units to be issued in the Parent Equity Issuance and a proxy statement to be provided to the Holders of shares of NNA Common Stock (the “NNA Proxy Statement”), (ii) Parent shall file the Registration Statement with the SEC, (iii) Parent shall use its reasonable best efforts to cause the Parent Common Units to be issued in the Merger to be approved for listing on the NYSE (subject, if applicable, to notice of issuance) prior to the Effective Time, and (iv) the parties hereto shall make all required filings under applicable state securities and “blue sky” Laws; provided, however, that no such filings shall be required in any jurisdiction where, as a result thereof, Parent would become subject to general service of process or to taxation or qualification to do business as a foreign corporation doing business in such jurisdiction solely as a result of such filing. No filing of, or amendment or supplement to, the Registration Statement or the NNA Proxy Statement will be made by Parent without providing NNA a reasonable opportunity to review and comment thereon. Each of Parent and NNA agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof and keep the Registration Statement effective until the earlier of the consummation of the Transactions and the termination of this Agreement in accordance with its terms and NNA shall promptly thereafter mail the NNA Proxy Statement to the Holders of shares of NNA Common Stock. Each of Parent and NNA agrees to furnish to the other party all information concerning the Parent Group Entities or the NNA Group Entities, as applicable, and to take such other action as may be reasonably requested in connection with the foregoing.

(b) Each of Parent and NNA agrees, as to itself and its Subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the NNA Proxy Statement and any amendment or supplement thereto will, on the date the NNA Proxy Statement is first mailed to the Holders of shares of NNA Common Stock, and at the time of the NNA Stockholders Meeting, in each case, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent and NNA further agrees that, if it shall become aware prior to the Closing Date of any information that would cause any of the statements in the Registration Statement or the NNA Proxy Statement to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, it will promptly inform the other party thereof and take the necessary steps to correct such information in an amendment or supplement to the Registration Statement or the NNA Proxy Statement.

(c) Each of NNA and Parent shall (i) promptly notify the other of receipt of any comments from the SEC or its staff or any other applicable government official and of any requests by the SEC or its staff or any other applicable government official for amendments or supplements to any of the filings with the SEC in connection with the Merger and other transactions contemplated hereby or for additional information and (ii) promptly supply the other with copies of all correspondence between NNA or any of its representatives, or Parent or any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other applicable government official, on the other hand, with respect thereto. Parent and NNA shall use their respective reasonable best efforts to respond to any comments of the SEC or its staff with respect to the Registration Statement as promptly as practicable.

(d) NNA shall distribute to the Holders of shares of NNA Common Stock the NNA Proxy Statement as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

(e) NNA shall, as promptly as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Holders of shares of NNA Common Stock (the “NNA Stockholders Meeting”) for the purpose of obtaining the NNA Stockholders Approval. Subject to Section 5.3, NNA shall, through the NNA Board and the NNA Special Committee, recommend to the Holders of shares of NNA Common Stock adoption of this Agreement pursuant to the NNA Board Recommendation. NNA shall use its reasonable best efforts to solicit from the Holders of shares of NNA Common Stock proxies in favor of the Merger and to take all other action necessary or advisable to secure the NNA Stockholders Approval. The NNA Proxy Statement shall include a copy of the NNA Fairness Opinion and (subject to Section 5.3), the NNA Special Committee Recommendation and the NNA Board Recommendation. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Sections 7.1, 7.2, 7.3 or 7.4, NNA shall submit this Agreement for approval by the Holders of shares of NNA Common Stock at such NNA Stockholders Meeting. Notwithstanding anything in this Agreement to the contrary, NNA may, and at the request of Parent shall, postpone or adjourn the NNA Stockholders Meeting (i) to solicit additional proxies for the purpose of obtaining the NNA Stockholders Approval, (ii) for the absence of a quorum, and (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that after consultation with outside legal counsel is determined to be necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Holders of shares of NNA Common Stock prior to the NNA Stockholders Meeting.

(f) Parent covenants and agrees that, until the Effective Time or the earlier of a termination of this Agreement, (i) at the NNA Stockholders Meeting or any other meeting of Holders of shares of NNA Common Stock or any vote of shares of NNA Common Stock in connection with a vote of the Holders of shares of NNA Common Stock, however called, Parent will vote, or cause to be voted, all shares of NNA Common Stock then owned beneficially or of record by it or any other Parent Group Entity as of the record date for such meeting, (A) in favor of the approval of this Agreement (as it may be amended or otherwise modified from time to time) and the Transactions, including the Merger, and the approval of any actions required in furtherance thereof and (B) against any other matter presented at such meeting or otherwise presented for approval by written consent that would reasonably be expected to (x) result in the breach of any covenant, representation or warranty of NNA under this Agreement, (y) result in, or contribute to, any of the conditions to the consummation of the Merger under this Agreement not being fulfilled, or (y) impede, frustrate, interfere with, delay, postpone or adversely affect the Transactions, and (ii) that Parent will not, and will cause each other Parent Group Entity not to, directly or indirectly, transfer, assign or otherwise dispose of any shares of NNA Common Stock owned by Parent or such other Parent Group Entity. Parent consents to, and has caused or shall cause, to the extent necessary and to the extent permitted by the Governing Documents thereof, each other Parent Group Entity to consent to, this Agreement and the transactions contemplated by this Agreement.

SECTION 5.2 Conduct of Parties.

(a) After the date of this Agreement and prior to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, except (i) as required by applicable Law or as may be reasonably necessary to respond to the COVID-19 or other pandemic, (ii) as otherwise expressly required by this Agreement or (iii) as consented to by Parent (in the case of NNA) or NNA (in the case of Parent) in writing (in each case, which written consent will not be unreasonably withheld, delayed or conditioned), each of NNA and Parent will, and each agrees that it will cause each of the NNA Group Entities (in the case of NNA) or each of the Parent Group Entities (in the case of Parent) to (A) conduct its business, in all material respects, in, the ordinary course of business consistent with past practice, (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationship with it and retain the services of its present officers and key employees, and (C) use commercially reasonable efforts to keep in full force and effect all material permits all material insurance policies maintained by such party and its Subsidiaries, other than changes to such policies made in the ordinary course of business.

(b) Without limiting the generality of the foregoing, after the date of this Agreement and prior to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, except (A) as required by applicable Law or as may be reasonably necessary to respond to the COVID-19 or other pandemic (B) as otherwise expressly required by this Agreement or (C) as consented to by Parent (in the case of NNA) or NNA (in the case of Parent) in writing (in each case, which written consent will not be unreasonably withheld, delayed or conditioned), each of NNA and Parent will not, and each agrees that it will cause each of the NNA Group Entities (in the case of NNA) or each of the Parent Group Entities (in the case of Parent) not to:

(i) make any material change to the nature of its business and operations;

(ii) make any change to its Governing Documents as in effect on the Execution Date in any manner that would reasonably be expected to (A) prohibit or materially impede or delay the Merger or the consummation of the other Transactions or (B) adversely affect in a material way the rights of holders of its securities or the securities of any other party hereto;

(iii) recommend, propose, announce, adopt or vote to adopt a plan or agreement of complete or partial dissolution or liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization or business combination transaction or agreement, in each case, that would reasonably be expected to (A) prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the Transactions , or (B) adversely affect in a material way the rights of holders of the securities of any party hereto;

(iv) declare, authorize, set aside or pay any dividend or distribution payable in cash or property in respect of the shares of NNA Common Stock (in the case of NNA) or in respect of the Parent Common Units (in the case of Parent), other than in the case of Parent, regular quarterly cash dividends or distributions in the ordinary course, consistent with past practice (including with declaration dates, record dates, payment dates and amounts consistent with past practice), in respect of the Parent Common Units, which shall be no greater than $0.05 per Parent Common Unit;

(v) waive, release, assign, settle or compromise any claims, demands, lawsuits or Proceedings seeking damages or an injunction or other equitable relief where such waivers, releases, assignments, settlements or compromises would, in the aggregate, have a Parent Material Adverse Effect, in the case of Parent, or an NNA Material Adverse Effect, in the case of NNA;

(vi) issue, deliver or sell equity securities, or Rights to acquire equity securities, (x) of NNA, in the case of NNA other than the shares of NNA Common Stock issued in in the NNA Equity Issuance and the NSH Equity Issuance, or (y) of Parent, in the case of Parent, other than Parent Common Units or rights to acquire Parent Common Units having a fair market value (as reasonably determined by the Parent Board) not to exceed $75 million in the aggregate;

(vii) make any changes in financial accounting methods, principles or practices (or change an annual financial accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(viii) incur any indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of any NNA Group Entity (in the case of NNA) or any Parent Group Entity (in the case of Parent), in each case, other than the incurrence of any Permitted Indebtedness (including, without limitation, through the issuance or sale of any debt securities or options, warrants, calls or other rights to acquire any debt securities);

(ix) (A) make (other than consistent with past practice), change or revoke any material Tax election, (B) file any amended Tax Return with respect to any material Tax, (C) adopt (other than consistent with past practice) or change any method of Tax accounting or Tax accounting period, or (D) enter into any closing agreement relating to any material Tax; or

(x) agree, authorize or commit to do any of the foregoing.

(c) From the Execution Date until the Closing Date, each of Parent and NNA shall, and shall cause the NNA Group Entities (in the case of NNA) or Parent Group Entities (in the case of Parent) to, promptly notify the other party in writing of (i) any event, condition or circumstance that could reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied at the Effective Time, and (ii) any material breach by the notifying party of any covenant, obligation, or agreement contained in this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.2(c) shall not limit or otherwise affect the remedies available hereunder to the notified party.

SECTION 5.3 No Solicitation; Recommendation of Merger.

(a) Except as permitted by this Section 5.3, without the prior written consent of Parent, (i) NNA shall not, and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly (x) solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute or could reasonably be expected to lead to an NNA Alternative Proposal, (y) grant any waiver or release of any standstill or similar agreement with respect to any shares or units of NNA or of any of its Subsidiaries, or (z) enter into any merger agreement, letter of intent, agreement in principle, share or unit purchase agreement, asset purchase agreement or share or unit exchange agreement, option agreement or other similar agreement relating to an NNA Alternative Proposal, and (ii) the NNA Board and the NNA Special Committee shall not withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the NNA Special Committee Recommendation or the NNA Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any NNA Alternative Proposal, (the taking of any action described in clause (i)(z) or clause (ii) being referred to as an “NNA Adverse Recommendation Change”);

(b) Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time following the date of this Agreement and prior to obtaining the NNA Stockholders Approval, (i) NNA has received a written NNA Alternative Proposal that the NNA Special Committee believes is bona fide, (ii) the NNA Special Committee, after consultation with the NNA Special Committee’s outside legal counsel and financial advisors, determines in good faith that (A) such NNA Alternative Proposal constitutes or could reasonably be expected to lead to or result in an NNA Superior Proposal and (B) failure to take such action would be inconsistent with its duties under applicable Law, and (iii) such NNA Alternative Proposal did not result from a material breach of Section 5.3(a), then at the direction of the NNA Special Committee, NNA may, subject to clauses (x) and (y) below, (A) furnish information, including confidential information, with respect to NNA and its Subsidiaries to the Person making such NNA Alternative Proposal and (B) participate in discussions or negotiations regarding such NNA Alternative Proposal; provided that (x) NNA will not, and will cause its Representatives not to, disclose any non-public information to such Person unless NNA has, or first enters into, a customary confidentiality agreement with such Person and (y) NNA will provide to Parent non-public information about NNA or its Subsidiaries that was not previously provided or made available to Parent prior to or substantially concurrently with providing or making available such non-public information to such other Person.

(c) In addition to the other obligations of NNA set forth in this Section 5.3, NNA shall promptly advise Parent, orally and in writing, and in no event later than 36 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, NNA in respect of any NNA Alternative Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and NNA shall promptly provide Parent with copies of any additional material written materials received by NNA or that NNA has delivered to any third party making an NNA Alternative Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(d) Notwithstanding any other provision of this Agreement, at any time prior to obtaining the NNA Stockholders Approval, the NNA Board (at the direction of the NNA Special Committee) and the NNA Special Committee may effect an NNA Adverse Recommendation Change in response to an NNA Alternative Proposal or an NNA Changed Circumstance if the NNA Board (upon the recommendation of the NNA Special Committee) or the NNA Special Committee, after consultation by the NNA Special Committee with the NNA Special Committee’s outside legal counsel and financial advisors, determines in good faith that the failure to take such action would be reasonably likely to be inconsistent with its duties under applicable Law, and:

(i) if the NNA Board (upon the recommendation of the NNA Special Committee) or the NNA Special Committee intends to effect an NNA Adverse Recommendation Change in response to an NNA Alternative Proposal:

(A) such NNA Alternative Proposal is bona fide, in writing and has not been withdrawn or abandoned;

(B) the NNA Board (upon the recommendation of the NNA Special Committee) or the NNA Special Committee has determined, after consultation with the NNA Special Committee’s outside legal counsel and financial advisors, that such NNA Alternative Proposal constitutes an NNA Superior Proposal after giving effect to all of the adjustments offered by Parent pursuant to clause (E) below;

(C) NNA has provided prior written notice to Parent in accordance with Section 8.1 (the “NNA Superior Proposal Notice”) of the NNA Board’s or the NNA Special Committee’s intention to effect an NNA Adverse Recommendation Change with respect to such NNA Superior Proposal, and such NNA Superior Proposal Notice has specified the identity of the Person making such NNA Alternative Proposal and the material terms and conditions of such NNA Alternative Proposal, and included complete copies of any written proposal or offers (including proposed agreements) received by NNA in connection with such NNA Alternative Proposal;

(D) during the period that commences on the date of delivery of the NNA Superior Proposal Notice as determined in accordance with Section 8.1 and ends at 11:59 p.m. Eastern European Standard time on the date that is the fifth calendar day following the date of such delivery (the “NNA Superior Proposal Notice Period”), NNA shall, at the direction of the NNA Special Committee, (1) negotiate with Parent in good faith (to the extent Parent seeks to negotiate) to make such adjustments to the terms and conditions of this Agreement as would permit the NNA Board (upon the recommendation of the NNA Special Committee) or the NNA Special Committee not to effect an NNA Adverse Recommendation Change; and (2) keep Parent reasonably informed with respect to the status and changes in the material terms and conditions of such NNA Alternative Proposal or other change in circumstances related thereto; provided, however, that any material revisions to such NNA Alternative Proposal (it being agreed that any change in the purchase price in such NNA Alternative Proposal shall be deemed a material revision) shall require delivery of a subsequent NNA Superior Proposal Notice and a subsequent NNA Superior Proposal Notice Period in respect of such revised NNA Alternative Proposal, except that such subsequent NNA Superior Proposal Notice Period shall expire upon the later of (x) the end of the initial NNA Superior Proposal Notice Period and (y) 11:59 p.m. Eastern European Standard time on the date that is the third calendar day following the date of the delivery of such subsequent NNA Superior Proposal Notice; and

(E) the NNA Special Committee shall have considered all revisions to the terms of this Agreement irrevocably offered in writing by Parent and, at the end of the NNA Superior Proposal Notice Period, and the NNA Board (upon the recommendation of the NNA Special Committee) or the NNA Special Committee, as applicable, shall have determined in good faith that (i) such NNA Alternative Proposal continues to constitute an NNA Superior Proposal even if such revisions were to be given effect and (ii) failure to effect an NNA Adverse Recommendation Change would reasonably be likely to be inconsistent with the NNA Board’s or the NNA Special Committee’s duties under applicable Law, even if such revisions were to be given effect.

(ii) if the NNA Board (upon the recommendation of the NNA Special Committee) or the NNA Special Committee intends to effect such NNA Adverse Recommendation Change in response to an NNA Changed Circumstance:

(A) NNA shall provide prior written notice to Parent in accordance with Section 8.1 (the “NNA Recommendation Change Notice”) of the NNA Board’s or the NNA Special Committee’s intention to effect an NNA Adverse Recommendation Change, and such NNA Recommendation Change Notice shall specify the details of such NNA Changed Circumstance and the reasons for the NNA Adverse Recommendation Change;

(B) during the period that commences on the date of delivery of the NNA Recommendation Change Notice as determined in accordance with Section 8.1 and ends at 11:59 p.m. Eastern European Standard time on the date that is the fifth calendar day following the date of such delivery (the “NNA Recommendation Change Notice Period”), at the direction of the NNA Special Committee, NNA shall (i) negotiate with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as would permit the NNA Board (upon the recommendation of the NNA Special Committee) or the NNA Special Committee, as applicable, not to effect an NNA Adverse Recommendation Change; and (ii) keep Parent reasonably informed of any change in circumstances related thereto; and

(C) the NNA Special Committee shall have considered all revisions to the terms of this Agreement irrevocably offered in writing by Parent and, at the end of the NNA Recommendation Change Notice Period, the NNA Board (upon the recommendation of the NNA Special Committee) or the NNA Special Committee, as applicable, shall have determined in good faith that the failure to effect an NNA Adverse Recommendation Change would be inconsistent with its duties under applicable Law, even if such revisions were to be given effect.

SECTION 5.4 Commercially Reasonable Efforts; Further Assurances. From and after the Execution Date, upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable and (ii) defend any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, including the Merger. Without limiting the foregoing but subject to the other terms of this Agreement, the parties hereto agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization as may be necessary to consummate and make effective the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Agreement will require any party hereto to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other condition in order to obtain any consent or approval or other clearance required by this Agreement.

SECTION 5.5 Public Announcement. On the Execution Date, Parent and NNA shall issue a joint press release with respect to the execution of this Agreement and the Merger, which press release shall be reasonably satisfactory to Parent, NNA and the NNA Special Committee. From and after the Execution Date, neither NNA nor Parent shall issue any other press release or make any other public announcement concerning this Agreement or the transactions contemplated by this Agreement (to the extent not previously issued or made in accordance with this Agreement) (other than public announcements at industry road shows and conferences or as may be required by applicable Law or by obligations pursuant to any listing agreement with the NYSE in which event the party making the public announcement or press release shall, to the extent practicable, notify Parent and NNA in advance of such public announcement or press release) without the prior approval of the other, which approval shall not be unreasonably withheld, delayed or conditioned.

SECTION 5.6 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, including legal fees, accounting fees, financial advisory fees and other professional and non-professional fees and expenses, shall be paid by the party hereto incurring such expenses, (i) except as otherwise set forth in Section 7.5 and (ii) except that Parent and NNA shall each pay for one-half of (a) any filing fees with respect to the Registration Statement and (b) the costs of filing, printing and mailing of the NNA Proxy Statement.

SECTION 5.7 Regulatory Issues. NNA and Parent shall cooperate fully with respect to any filing, submission or communication with a Governmental Entity having jurisdiction over the Merger. Such cooperation shall include each of the parties hereto: (i) providing, in the case of oral communications with a Governmental Entity, advance notice of any such communication and, to the extent permitted by applicable Law, an opportunity for the other party to participate; (ii) providing, in the case of written communications, an opportunity for the other party to comment on any such communication and provide the other with a final copy of all such communications; and (iii) complying promptly with any request for information from a Governmental Entity (including an additional request for information and documentary material). All cooperation shall be conducted in such a manner so as to preserve all applicable privileges.

SECTION 5.8 Tax Opinion.

(a) Parent and NNA shall cooperate with each other in obtaining, and shall use their respective reasonable efforts to obtain, a tax opinion from Fried, Frank, Harris, Shriver & Jacobson LLP (“Parent Tax Counsel”) to NNA, dated as of the Closing Date, in form and substance reasonably satisfactory to NNA (and any similar opinion to be attached as an exhibit to the Registration Statement), substantially to the effect that for U.S. federal income tax purposes the Merger (either alone or together with the Second Merger, if applicable) should be treated as a “reorganization” within the meaning of Section 368(a) of the Code and that Section 367(a) of the Code should not cause Parent to be treated as other than a corporation with respect to any transfer of property thereto in connection with the Merger (other than, in certain circumstances, a transfer by a holder of NNA Common Stock that is a United States person and that holds 5% or more by vote or by value (within the meaning of Treasury Regulations Section 1.367(a)-3(b)(1)(i)) of Parent immediately following the Merger) (the “Merger Tax Opinion”). For the avoidance of doubt, the Merger Tax Opinion shall not be a condition to closing. Each of Parent and NNA shall use its reasonable efforts to deliver to Parent Tax Counsel for purposes of the Merger Tax Opinion a “Tax Representation Letter,” dated as of the Closing Date (and, if requested, dated as of the date the Registration Statement shall have been declared effective by the SEC), signed by an officer of Parent or NNA, as applicable, and containing representations of Parent or NNA, as applicable, in each case, as shall be reasonably necessary or appropriate to enable Parent Tax Counsel to render the Merger Tax Opinion and any opinion required to be issued in connection with the filing of the Registration Statement.

(b) Parent and NNA shall cooperate, including by making structural changes that are not reasonably expected to impede or materially delay consummation of the Merger, with each other and shall use their reasonable efforts to obtain the Intended Tax Treatment. Each of Parent and NNA shall not, and shall cause each of its Subsidiaries not to, take any action that is reasonably likely to, or fail to take any action which failure is reasonably likely to, prevent or impede the Intended Tax Treatment. Without limiting the generality of the foregoing, Parent and NNA agree that at the request of NNA, or if Parent so elects, Parent shall, as part of the plan of reorganization, cause the Surviving Entity to merge with and into a newly organized entity that is treated as an entity disregarded as separate from Parent for U.S. federal income tax purposes (“Newco”), with Newco as the surviving entity (the “Second Merger”); provided, that the Second Merger shall occur as promptly as practicable after both (i) the Effective Time shall have occurred and (ii) all third party consents necessary to consummate the Second Merger shall have been obtained; provided, further that, from the time NNA makes the request or Parent makes the election, as applicable, for the Second Merger, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the Second Merger as promptly as practicable after the Effective Time.

SECTION 5.9 D&O Insurance.

(a) For a period of six years after the Effective Time, to the fullest extent permitted under applicable Law, the Surviving Entity shall, and Parent shall cause the Surviving Entity to, (i) indemnify and hold harmless against any reasonable costs or expenses (including reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding arising from acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), including any Proceeding relating to a claim for indemnification or advancement brought by an NNA D&O Indemnified Party), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any actual or threatened Proceeding arising from acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), and, upon receipt by the Surviving Entity of an undertaking by or on behalf of the NNA D&O Indemnified Party to repay such amount if it shall be determined in a final and non-appealable judgment entered by a court of competent jurisdiction that the NNA D&O Indemnified Party is not entitled to be indemnified, provide advancement of expenses with respect to each of the foregoing to, all NNA D&O Indemnified Parties and (ii) honor all rights to indemnification, advancement of expenses, elimination of liability and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) now existing in favor of the NNA D&O Indemnified Parties as provided in the Governing Documents of any NNA Group Entity, under applicable the Law of the Republic of the Marshall Islands or otherwise, and shall ensure that the Governing Documents of NNA (or their successor entities) shall, for a period of six years following the Effective Time, contain provisions substantially no less advantageous with respect to indemnification, advancement of expenses, elimination of liability and exculpation of their present and former directors and officers, than are set forth in the Governing Documents of NNA as of the Execution Date. Any right of an NNA D&O Indemnified Party pursuant to this Section 5.9(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such NNA D&O Indemnified Party as provided herein, and shall be enforceable by such NNA D&O Indemnified Party and their respective heirs and Representatives against Parent, the Surviving Entity and their respective successors and assigns.

(b) For a period of six years after the Effective Time, the Surviving Entity shall, Parent shall cause the Surviving Entity to, maintain officers’ and directors’ liability insurance with a nationally reputable carrier covering each NNA D&O Indemnified Party who is or at any time prior to the Second Effective Time was covered by the existing officers’ and directors’ liability insurance applicable to the NNA Group Entities (“D&O Insurance”), on terms substantially no less advantageous to the NNA D&O Indemnified Parties, as applicable, than such existing insurance with respect to acts or omissions, or alleged acts or omissions, at or prior to the Effective Time (whether claims, actions or other Proceedings relating thereto are commenced, asserted or claimed before or after the Effective Time); provided, however, that the Surviving Entity shall not be required to pay an annual premium for the D&O Insurance for the NNA D&O Indemnified Parties in excess of 300% of the current annual premium currently paid by the NNA Group Entities for such insurance, but shall purchase as much of such coverage as possible for such applicable amount. Parent shall have the right to cause such coverage to be extended under the applicable D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous to the NNA D&O Indemnified Parties than the existing D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 5.9.

(c) The provisions of this Section 5.9 shall survive the consummation of the Merger for a period of six years and expressly are intended to benefit each of the NNA D&O Indemnified Parties; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 5.9 are asserted or made within such six-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. The rights of any NNA D&O Indemnified Party under this Section 5.9 shall be in addition to any other rights such NNA D&O Indemnified Party may have under the Governing Documents of any NNA Group Entity or applicable Law.

(d) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, Parent shall cause proper provision to be made so that its successors and assigns, as the case may be, shall assume the obligations set forth in this Section 5.9.

SECTION 5.10 Litigation. NNA shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against NNA and/or the members of the NNA Board, in each case, relating to the Merger, this Agreement or any of the Transactions, provided that NNA shall not be required to provide information if doing so would be reasonably expected to threaten the loss of any attorney-client privilege or other applicable legal privilege or protective doctrine; provided, further, that NNA shall not settle any such litigation without the written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

SECTION 5.11 Special Committee. Prior to the Effective Time, none of the NNA Group Entities shall, without the consent of the NNA Special Committee, eliminate the NNA Special Committee, or revoke or diminish the authority of the NNA Special Committee, or remove or cause the removal of any director of the NNA Board that is a member of the NNA Special Committee either as a member of such board or such committee without the affirmative vote of the members of the NNA Board, including the affirmative vote of each of the other members of the NNA Special Committee. For the avoidance of doubt, this Section 5.11 shall not apply to the filling in accordance with the provisions of the applicable Governing Documents of any vacancies caused by the death, incapacity or resignation of any director.

SECTION 5.12 Stock Exchange Listing; Delisting and Deregistration. Parent shall use its reasonable best efforts to cause the Parent Common Units to be issued in the Merger to be approved for listing on the NYSE (subject, if applicable, to notice of issuance), and NNA shall use its reasonable best efforts to cause the shares of NNA Common Stock issued in the NNA Equity Issuance to be and remain listed on the NYSE until the Closing. NNA will cooperate and use its reasonable best efforts to cause the delisting of shares NNA Common Stock from the NYSE and the deregistration of such securities under the Exchange Act as promptly as practicable following the Closing in compliance with applicable Law.

ARTICLE VI.

CONDITIONS TO CLOSING

SECTION 6.1 Conditions to Each Party’s Obligations. The obligation of the parties hereto to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived (to the extent legally permissible) in writing, in whole or in part, as to a party by such other parties:

(a) NNA Stockholders Approval. The NNA Stockholders Approval shall have been obtained in accordance with applicable Law.

(b) Registration Statement. The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no Proceedings for that purpose shall have been initiated or threatened by the SEC.

(c) NYSE Listing. The Parent Common Units to be issued in the Merger shall have been approved for listing on the NYSE subject to official notice of issuance.

(d) No Governmental Restraint. No order, decree or injunction of any Governmental Entity shall be in effect, and no Laws shall have been enacted or adopted, that enjoin, prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement.

SECTION 6.2 Conditions to the Parent Parties’ Obligations. The obligation of the Parent Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Parent Parties (in their sole discretion):

(a) Representations and Warranties; Performance. (i) The representations and warranties of NNA set forth in (x) Section 3.1(a), Section 3.2, and Section 3.4(a) shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (y) Article III (other than Section 3.1(a), Section 3.2, Section 3.4(a) and Section 3.8) shall be true and correct (without regard to any materiality, “NNA Material Adverse Effect” and similar qualifiers therein) as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in an NNA Material Adverse Effect, (ii) the representation and warranty set forth in Section 3.8 shall be true and correct as of the Closing Date as if made on the date thereof, and (iii) NNA shall have performed or complied with all agreements and covenants required to be performed by it hereunder prior to the Closing Date that have materiality, “NNA Material Adverse Effect” or similar qualifiers, and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it hereunder prior to the Closing Date that are not so qualified.

(b) Parent shall have received a certificate, dated as of the Closing Date, of an executive officer of NNA certifying to the matters set forth in Section 6.2(a).

SECTION 6.3 Conditions to NNA’s Obligations. The obligation of NNA to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by NNA (in its sole discretion):

(a) Representations and Warranties; Performance. (i) The representations and warranties of the Parent Parties set forth in (x) Section 4.1(a), Section 4.2 (other than the third sentence thereof), and Section 4.4(a) shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (y) the third sentence of Section 4.2 shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date and (z) Article IV (other than Section 4.1(a), Section 4.2, Section 4.4(a) and Section 4.8) shall be true and correct (without regard to any materiality, “Parent Material Adverse Effect” and similar qualifiers therein) as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Parent Material Adverse Effect, (ii) the representation and warranty set forth in Section 4.8 shall be true and correct as of the Closing Date as if made on the date thereof, and (iii) each of the Parent Parties shall have performed or complied with all agreements and covenants required to be performed by it hereunder prior to the Closing Date that have materiality, “Parent Material Adverse Effect” or similar qualifiers, and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it hereunder prior to the Closing Date that are not so qualified.

(b) NNA shall have received a certificate, dated as of the Closing Date, of an executive officer of Parent certifying to the matters set forth in Section 6.3(a).

SECTION 6.4 Frustration of Conditions. None of parties to this Agreement may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or such party’s failure to observe in any material respect any of its obligations under this Agreement.

ARTICLE VII.

TERMINATION

SECTION 7.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written agreement of the parties hereto duly authorized by Parent Board, on behalf of Parent, and by the NNA Special Committee, on behalf of NNA.

SECTION 7.2 Termination by NNA or Parent. At any time prior to the Effective Time, this Agreement may be terminated by NNA or Parent if:

(a) the Effective Time shall not have occurred on or before August 31, 2022 (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to Parent if the Parent Parties fail to perform or observe in any material respect or to NNA if it fails to perform or observe in any material respect any of their respective obligations under this Agreement in any manner that shall have been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or

(b) a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the enactment of any statute, rule, regulation, decree or executive order) permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action (including the enactment of any statute, rule, regulation, decree or executive order) shall have become final and non-appealable; provided, however, that the Person seeking to terminate this Agreement pursuant to this Section 7.2(b) shall have complied with Section 5.3, Section 5.4 and Section 5.7.

SECTION 7.3 Termination by NNA. This Agreement may be terminated by NNA (which termination may be effected by the NNA Special Committee without the consent, authorization or approval of the NNA Board) at any time prior to the Effective Time if the Parent Parties shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Parent Parties set forth in this Agreement shall fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) (with or without the passage of time) and (ii) is incapable of being cured, or is not cured, by the Parent Parties prior to the Outside Date; provided that the right to terminate this Agreement pursuant to this Section 7.3 shall not be available to NNA if, at such time, the condition set forth in Section 6.2(a) cannot be satisfied (with or without the passage of time).

SECTION 7.4 Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time (a) if NNA shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of NNA set forth in this Agreement shall fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) (with or without the passage of time) and (ii) is incapable of being cured, or is not cured, by NNA prior to the Outside Date; provided that the right to terminate this Agreement pursuant to this Section 7.4(a) shall not be available to Parent if, at such time, the condition set forth in Section 6.3(a) cannot be satisfied (with or without the passage of time); or (b) prior to the receipt of the NNA Stockholders Approval, if an NNA Adverse Recommendation Change shall have occurred.

SECTION 7.5 Expenses.

(a) If this Agreement is validly terminated by Parent pursuant to Section 7.4(a), then NNA shall pay to Parent (or its designated Affiliate) by wire transfer of immediately available funds to an account designated by Parent an amount equal to the Parent Expenses, and such payment shall be made within five Business Days after such termination.

(b) If this Agreement is validly terminated by NNA pursuant to Section 7.3, then Parent shall pay to NNA (or its designated Affiliate) by wire transfer of immediately available funds to an account designated by NNA an amount equal to the NNA Expenses, and such payment shall be made within five Business Days after such termination.

(c) Each party acknowledges that the agreements contained in this Section 7.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub, on the one hand, and NNA, on the other hand, would not enter into this Agreement. The parties acknowledge that payment of the Parent Expenses or the NNA Expenses, as applicable, if, as and when requires pursuant to this Section 7.5 shall constitute the sole and exclusive remedy with respect thereto, except as expressly set forth in Section 7.6.

SECTION 7.6 Effect of Certain Terminations. In the event of termination of this Agreement pursuant to this Article VII, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement, except for the provisions of Section 2.1(a), Section 4.5(d), Section 5.5, Section 5.6, this Article VII and Article VIII, shall forthwith become null and void and there shall be no liability on the part of any party to this Agreement and all rights and obligations of the parties hereto under this Agreement shall terminate, except for the provisions of Section 2.1(a), Section 4.5(d), Section 5.5, Section 5.6, this Article VII and Article VIII shall survive such termination; except that nothing herein shall relieve any party hereto from any liability for any intentional or willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement and all rights and remedies of a non-breaching party under this Agreement in the case of such intentional or willful and material breach, at law or in equity, shall be preserved. For the avoidance of doubt, no termination of this Agreement pursuant to this Article VII shall affect the transactions contemplated by Section 2.1, including the consummation of the NNA Equity Issuance.

SECTION 7.7 Survival. None of the representations, warranties, agreements, covenants or obligations in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time.

SECTION 7.8 Enforcement of this Agreement. The parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any party and any such breach would cause the non-breaching parties irreparable harm. Accordingly, the parties hereto agree that prior to the termination of this Agreement, in the event of any breach or threatened breach of this Agreement by one of the parties, the parties will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, provided such party is not in material default hereunder. Subject to Section 7.5(e), such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the parties.

SECTION 7.9 No Waiver Relating to Claims for Fraud/Willful Misconduct. The liability of any party under this Article VII shall be in addition to, and not exclusive of, any other liability that such party may have at law or in equity based on such party’s (a) fraudulent acts or omissions or (b) willful misconduct. None of the provisions set forth in this Agreement shall be deemed to be a waiver by or release of any party of any right or remedy that such party may have at law or equity based on any other party’s fraudulent acts or omissions or willful misconduct nor shall any such provisions limit, or be deemed to limit, (i) the amounts of recovery sought or awarded in any such claim for fraud or willful misconduct, (ii) the time period during which a claim for fraud or willful misconduct may be brought, or (iii) the recourse that any such party may seek against another party with respect to a claim for fraud or willful misconduct.

ARTICLE VIII.

MISCELLANEOUS

SECTION 8.1 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party to another party (each, a “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, or by facsimile or e-mail, as follows; provided that copies to be delivered below shall not be required for effective notice and shall not constitute notice:

If to NNA, addressed to:

Strathvale House, 90 N Church Street,

PO Box 309, Grand Cayman

KY1-1104 Cayman Islands

Attention: Vasiliki Papaefthymiou

Facsimile:    +30 210 417 2070

E-mail:         vpapaefthymiou@navios.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention:   Ryan J. Maierson

                    Nick S. Dhesi

E-mail:        ryan.maierson@lw.com

                    nick.dhesi@lw.com

If to any of the Parent Parties, addressed to:

7 Avenue de Grande Bretagne, Office 11B2

Monte Carlo, MC 98000 Monaco

Attention: Vasiliki Papaefthymiou

Facsimile:     +30 210 417 2070

E-mail:         vpapaefthymiou@navios.com

with a copy to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention:     Philip Richter

E-mail:         philip.richter@friedfrank.com

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by facsimile or e-mail shall be effective upon written confirmation of receipt by facsimile, e-mail or otherwise. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

SECTION 8.2 Governing Law; Jurisdiction; Waiver of Jury Trial. To the maximum extent permitted by applicable Law, this Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement shall be governed and construed in accordance the Laws of the Marshall Islands, without regard to principles of conflicts of law. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in a court of competent jurisdiction of the Marshall Islands, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER IN CONTRACT OR TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.3 Entire Agreement; Amendments, Consents and Waivers. This Agreement and the exhibits and schedules hereto and thereto constitute the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between or among the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. Except as expressly set forth in this Agreement (including the representations and warranties set forth in Articles III and IV), (a) the parties acknowledge and agree that neither the NNA Group Entities nor any other Person has made, and the Parent Group Entities are not relying upon, any covenant, representation or warranty, expressed or implied, as to the NNA Group Entities or as to the accuracy or completeness of any information regarding any NNA Group Entity furnished or made available to any Parent Group Entity, (b) the parties hereto acknowledge and agree that, except as set forth in this Agreement, neither the Parent Group Entities nor any other Person has made, and the NNA Group Entities are not relying upon, any covenant, representation or warranty, expressed or implied, as to the Parent Group Entities or as to the accuracy or completeness of any information regarding any Parent Group Entity furnished or made available to any NNA Group Entity, and (c) NNA and the Parent Parties shall not have or be subject to any liability to any Parent Group Entity or any other Person or any NNA Group Entity or any other Person, as applicable, or any other remedy in connection herewith, based upon the distribution to any Parent Group Entity or any NNA Group Entity of, or any Parent Group Entity’s or any NNA Group Entity’s use of or reliance on, any such information or any information, documents or material made available to the Parent Group Entities or NNA Group Entities, as applicable, in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby. Subject to compliance with applicable Law, prior to the Closing, any provision of this Agreement may be (a) consented to or waived in writing by the party benefited by the provision or (b) amended or modified at any time by an agreement in writing by the parties hereto; provided, however, that, in addition to any other approvals required by NNA’s constituent documents or under this Agreement, the foregoing consents, waivers, amendments or modifications in clauses (a) and (b), and any decision or determination by NNA under this Agreement (including, for the avoidance of doubt, any decision or determination by NNA to (x) terminate this Agreement pursuant to Section 7.2 or Section 7.3 or (y) enforce this Agreement (including pursuant to Section 7.8)), must be approved by, in the case of consents, waivers, amendments or modifications, or such decisions or determinations, by the NNA Special Committee. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the parties hereto. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided. Notwithstanding anything in this Agreement to the contrary, following receipt of the NNA Stockholders Approval, there shall be no amendment or change to the provisions of this Agreement which by applicable Laws or stock exchange rule would require further approval by the Holders of NNA Public Stock, as applicable, without such approval.

SECTION 8.4 Binding Effect; No Third-Party Beneficiaries; and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder, except (i) as provided in Section 5.9 and (ii) for the right of the Holders of NNA Common Stock to receive the Merger Consideration. No party hereto may assign, transfer, dispose of or otherwise alienate this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise). Any attempted assignment, transfer, disposition or alienation in violation of this Agreement shall be null, void and ineffective.

SECTION 8.5 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any matter materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

SECTION 8.6 Counterparts. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers or agents hereunto duly authorized, all as of the date first written above.

NAVIOS MARITIME PARTNERS L.P.

/s/ Efstratios Desypris
Name: Efstratios Desypris
Title: Chief Financial Officer

NAVIOS ACQUISITION MERGER SUB. INC.

/s/ Efstratios Desypris
Name: Efstratios Desypris
Title: Director

NAVIOS MARITIME ACQUISITION CORP.

/s/ Leonidas Korres
Name: Leonidas Korres
Title: Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]